Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

(TRANCHE 1)

THISAGREEMENTFORPURCHASEANDSALEOFREALPROPERTY

(TRANCHE 1) (this “Agreement”) is made as of this _21 day of December, 2023 (the “Effective Date”), by and between BOTS OWNER LLC, a Delaware limited liability company (“Buyer”), and BANK OF THE SIERRA, a California corporation (“Seller”).

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1.Terms and Definitions.

The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)“Allocated Purchase Price” has the meaning ascribed to such term in Section 3(c) hereof.

(b)“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 11(n) hereof.

(c)	“Buildings” shall mean all buildings located on the Land.
(d)“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.
(e)“Buyer Closing Documents” has the meaning ascribed to such term in Section 10(b) hereof.
(f)“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 15 hereof:

c/o Blue Owl Real Estate Capital LLC 30 N. LaSalle St., Suite 4140

Chicago, IL 60602

Attn: Asset Management

Email: RealEstateAM@blueowl.com With a copy to:

Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, Illinois 60654

Attn.: David A. Rosenberg, P.C. & Michael C. Shultz

Email: david.rosenberg@kirkland.com & michael.shultz@kirkland.com

(g)“Closing” shall mean the consummation of the transactions contemplated by this Agreement.
(h)	“Closing Date” shall mean the Effective Date.

(i)“Contracts” shall mean any and all contracts, subcontracts or agreements to which Seller is a party that relate to the service, maintenance, management, and/or operation of the Real Properties.

(j)	“Claim Cap” has the meaning ascribed to such term in Section 9(f) hereof.

(k)	“Code” has the meaning ascribed to such term in Section 11(m) hereof.

(l)	“ERISA” has the meaning ascribed to such term in Section 11(m) hereof.

(m)“Environmental Laws” has the meaning ascribed to such term in Section 11(k) hereof.

(n)“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)	“Executive Order” has the meaning ascribed to such term in Section 11(n) hereof.

(p)	“FIRPTA” has the meaning ascribed to such term in Section 11(i) hereof.

(q)	“Guarantor” shall mean Sierra Bancorp, a California corporation.
(r)“Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 5101, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the state in which the Property is located, or any agency of the United States of America; (c) asbestos, petroleum and petroleum-based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

(s)“Improvements” shall mean all structures, improvements and fixtures owned by Seller located on the Land, including the Buildings.
(t)“Intangible Property” shall mean Seller’s interest in all transferable licenses, permits, entitlements, development rights, approvals, certificates of occupancy, utility

2

agreements, architectural and engineering plans and specifications, site plans, surveys and schematics, and all warranties and guaranties used exclusively in connection with the operation of the Real Properties, if any, but excluding the name of any Seller Entity and any derivation thereof and further excluding all intellectual property rights, business permits, and other rights or interests that are personal to any Seller Entity or are required to be held or maintained by any Seller Entity in connection with its continued use or occupation of the Real Properties as a tenant.

(u)“Land” shall mean all of the parcels described on Exhibit A, together with all rights, privileges, servitudes and appurtenances thereunto belonging or appertaining.
(v)“Licenses & Approvals” shall mean all licenses, approvals, certificates, variances, ordinances, and permits issued in connection with the Properties together with all other intangible rights and benefits in connection with or accruing from the Properties.

(w)	“Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.
(x)“Personal Property” shall mean (i) all fixtures and equipment owned by Seller, if any, located in or on, and used exclusively in connection with the maintenance or operation of, the Real Properties (including any bank vaults, HVAC systems, water heaters, and other equipment integral to the functionality of the Buildings), but expressly excluding any and all personal property used by Seller in connection with the operation of its business from the Real Properties and not relating exclusively to the maintenance or operation of the Properties or the Buildings (which excluded personal property specifically includes, without limitation, all trade fixtures; signage; ATMs; safes; safety deposit boxes; overnight deposit boxes; drive-up teller kiosks; furnishings; office furniture and equipment; machinery; telephone, computer, security, and other communications systems and equipment; computers; printers; scanners; and other items uniquely purchased by Seller in connection with its banking operations), and (ii) to the extent assignable, all Intangible Property.

(y)	“Plan” has the meaning ascribed to such term in Section 11(m) hereof.
(z)“Property” and “Properties” (as the context shall require) shall mean each of the Real Properties, together with Seller’s right, title and interest in and to the Intangible Property (to the extent assignable) and the Personal Property, to the extent affecting each of the applicable Real Properties at Closing.

(aa)  “Purchase Price” shall mean $16,181,103.82.

(bb)  “Real Properties” shall mean, collectively, each and every Real Property.

(cc) “Real Property” shall mean each parcel of Land and the Improvements located thereon.

(dd)  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3

(ee)  “Securities Exchange” means the New York Stock Exchange or The Nasdaq Stock Market.

(ff)  “Seller Closing Documents” has the meaning ascribed to such term in Section 10(a) hereof.

(gg)  “Seller Entity” shall mean, with respect to any Real Property, the applicable entity that owns fee title to such Property.

(hh) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 15 hereof:

Bank of the Sierra 86 N. Main Street

Porterville, California 93257

Attn: Kevin McPhaill & Christopher Treece Email: KMcPhail@bankofthesierra.com; CTreece@bankofthesierra.com

With a copy to:

Giannetta & Enrico, LLP

7522 N. Colonial Ave., Suite 100

Fresno, California 93711

Attn: Jessica L. Giannetta & Lori Enrico Email: jessica@giannettaenrico.com; lori@giannettaenrico.com

(ii)“Sierra Lease” shall mean, individually and collectively, as applicable, those certain lease(s) pertaining to the Real Properties in the form attached hereto as Exhibit C.

(jj)  “Survival Period” has the meaning ascribed to such term in Section 9(e) hereof. (kk)  “Tenant” shall mean BANK OF THE SIERRA, a California corporation.

(ll)  “Title Insurer” shall mean Old Republic National Title Insurance Company (NCTS New York), 521 Fifth Avenue 23rd Floor, New York City, NY 10175, Attn: Michael Atkins, Phone: (646) 546-3138, Email: matkins@oldrepublictitle.com.

(mm) “Title Policy” shall mean an ALTA owner’s policy of title insurance for each Real Property with extended coverage, or irrevocable and unconditional binder to issue the same, with extended coverage for each Real Property in the amount of the applicable Allocated Purchase Price, dated, or updated to, no earlier than the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property, free and clear of all liens, defects of title, and encumbrances, except for the Permitted Exceptions.

4

Section 2.Proration of Expenses and Payment of Costs and Recording Fees.

(a)Proration of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the Sierra Lease.
(b)Proration of Expenses. Seller and Buyer agree that in connection with Tenant entering into the Sierra Lease at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges and other expenses concerning the Properties shall be borne by Tenant, as tenant under the Sierra Lease.

(c)Payment of Costs and Recording Fees. All escrow or closing costs, including, without limitation, transfer taxes, recording charges and any premiums or fees required to be paid with respect to the Title Policy, shall be allocated equally between Seller and Buyer. The provisions of this Section 2(c) shall survive the Closing.

(d)Reproration. If any of the foregoing items described in this Section 2 cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date; and the parties shall reasonably cooperate with one another in connection with such apportionment. If, after the Closing, the parties discover any errors in adjustments and apportionments, the same shall be corrected as soon as practicable after discovery of the same. This Section 2 shall survive the Closing and delivery of the Deeds (as hereinafter defined in Section 10(a)(i)).

Section 3.Payment of Purchase Price.

(a)Purchase Price. Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.
(b)	Reserved.

(c)Purchase Price Allocation. For purposes of calculating real property transfer taxes and any other matter as may be necessary pursuant to this Agreement, the Purchase Price shall be allocated among the Properties as provided in Exhibit D (each, an “Allocated Purchase Price”). Seller and Buyer further acknowledge that the Allocated Purchase Prices are not established necessarily for income tax purposes or for financial or accounting purposes.

Section 4.Sale of Properties.

Seller agrees to sell and convey the Properties to Buyer (or its permitted assignee in accordance with the terms of this Agreement) at the Closing upon the terms and conditions set

5

forth in this Agreement. At Closing, Tenant shall enter into the Sierra Lease, as tenant, and Seller acknowledges and agrees that the execution and delivery of the Sierra Lease, and the tenancy created thereby, is a condition to the effectiveness of the sale of the Properties to Buyer, without which Buyer would be unwilling to consummate the transactions contemplated hereby.

Section 5.Title.

At Closing, Seller agrees to execute and deliver to Buyer (or Buyer’s permitted assignee in accordance with the terms of this Agreement) deeds in the form attached as Exhibit B for each Property, in each case, free and clear of all liens, defects of title, and encumbrances, except for (i) the Sierra Lease; (ii) real estate taxes, and water and sewer charges, if any, for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes, to the extent the Properties are in compliance therewith; and (v) any and all other exceptions approved by Buyer (collectively, the “Permitted Exceptions”).

Section 6.Reserved.

Section 7.Reserved.

Section 8.Reserved.

Section 9.Breach of Representation.

All representations and warranties contained in this Agreement, and covenants required to be performed by the parties under this Agreement prior to Closing, shall survive the Closing and delivery of the Deeds and other documents for a period of twelve (12) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the deeds or other documents delivered at the Closing but shall survive the Closing for the Survival Period. Following the Closing but subject to the Survival Period, each party shall be liable for the direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations, warranties or covenants expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed three percent (3%) of the Purchase Price (the “Claim Cap”) and (ii) following Closing, the total liability of Buyer for all such breaches of Buyer’s representations and warranties under this Agreement shall not, in the aggregate, exceed the Claim Cap. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds Fifteen Thousand and No/100 Dollars ($15,000.00) (the “Basket”) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, nothing contained in this Agreement shall limit or reduce any rights of Buyer, as landlord, or the obligations of Tenant under the Sierra Lease.

6

Section 10.Closing.

(a)Subject to the terms and conditions of this Agreement, the closing of the sale of the Property shall take place on the Closing Date. The Closing shall consist of the execution and delivery of documents by Seller, Buyer, and the Tenant, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller (in its capacity as seller and tenant under the Sierra Lease, as applicable) shall deliver to Buyer at Closing (which may be satisfied by delivering to the Title Insurer) the following executed documents (collectively, the “Seller Closing Documents”):

(i)with respect to each Property, one (1) original deed (each, a “Deed”, and collectively, the “Deeds”) executed by the applicable Seller conveying the Land and Improvements with respect to such Property, to Buyer, which Deed shall be in the form attached to this Agreement as Exhibit B, subject only to the Permitted Exceptions;

(ii)one (1) copy of the Bill of Sale for each Property from each applicable Seller Entity in the form attached hereto as Exhibit E (the “Bill of Sale”);
(iii)	with respect to each Property, one (1) copy of the Sierra Lease;

(iv)	with respect to each county in which one or more Properties is located, one
(1)original of the memorandum of the Sierra Lease in the form contemplated therein (“Memorandum of Sierra Lease”);
(v)with respect to each Property, two (2) originals of the lease guaranty executed by Guarantor in the form attached to the Sierra Lease;
(vi)one (1) copy of the Assignment of Intangible Property with respect to each Property from each applicable Seller Entity in the form of Exhibit F attached hereto (“Assignment of Intangible Property”);

(vii)with respect to the Property located at 1103 W. Visalia Road, Exeter, California, and the Property located at 636 E. Shaw Avenue, Fresno, California, one (1) copy of each of the letter agreements to be entered into by and between Buyer and Tenant on the Closing Date in the form attached hereto as Exhibit H (the “Post-Closing Side Letters”);

(viii)if requested by Buyer, a subordination non-disturbance and attornment agreement in accordance with the terms and conditions of the Sierra Lease;
(ix)a settlement statement prepared by the Title Insurer setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder (the “Settlement Statement”);
(x)if requested by Title Insurer, all transfer tax statements, declarations, residency certifications, filings, notices, and/or other documents as may be

7

reasonably necessary or appropriate for purposes of recordation of each applicable Deed (including, without limitation, any water reading, water bill, certificate, clearance letter, release, evidence of payment of any sums owed to any government, agency, or municipality; and any other similar certificate, payment or deliverable customarily submitted or obtained in the jurisdiction in which any portion of the Property is located in connection with sales of property similar to the Property). In the event any state, county, local or municipal agency requires any holdback in connection therewith, the required amount shall be set aside from the Purchase Price and held in escrow with Title Insurer in accordance with such Title Insurer’s customary instructions and procedures in such jurisdiction;

(xi)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;
(xii)a FIRPTA Affidavit from each Seller Entity in the form of Exhibit H attached hereto or such other form as may be reasonably required and/or approved by the Title Insurer;

(xiii)if required by Title Insurer, an owner’s affidavit and gap undertaking from each Seller Entity with respect to each Property in form and substance reasonably acceptable to Seller and sufficient to cause Title Insurer to issue a Title Policy for each Property; and

(xiv)such additional documents, tax certificates, withholding forms, instructions or other items as may be reasonably necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.
(b)At Closing, Buyer shall deliver the Purchase Price (as adjusted by the prorations and credits described herein) to Seller and shall deliver to Seller at Closing (which may be satisfied by delivering to the Title Insurer) the following executed documents (collectively, the “Buyer Closing Documents”):
(i)	one (1) copy of the Bill of Sale for each Property;

(ii)	one (1) copy of the Assignment of Intangible Property for each Property;
(iii)with respect to each applicable Property, one (1) copy of each of the Post- Closing Side Letters;
(iv)	with respect to each Property, one (1) copy of the Sierra Lease;

(v)	with respect to each county in which one or more Properties is located, one
(1)	original of the Memorandum of Sierra Lease;

(vi)	the Settlement Statement;

8

(vii)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer; and
(viii)such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

The Closing shall be held through an escrow arrangement between the parties and the Title Insurer as is customary in the counties in which the Properties are located, or such other place or manner as the parties hereto may mutually agree.

Section 11.Seller’s Representations.

Seller represents and warrants to Buyer, effective as of the Closing Date, as follows:

(a)Seller is duly formed, validly existing and in good standing under the laws of California. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under the Seller Closing Documents. Seller has all necessary power to execute and deliver this Agreement and the Seller Closing Documents and to perform all of Seller’s obligations hereunder and under the Seller Closing Documents. Neither the execution and delivery of this Agreement and the Seller Closing Documents nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or any Property is bound;

(b)Seller has obtained all necessary consents and permissions required to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under any contract, instrument, document, or agreement (oral or written) to which Seller is a party;
(c)Seller has not received any written notice of, nor does Seller have knowledge of, any current or pending litigation, condemnation proceeding or tax appeals affecting any Property. Seller has not initiated, is not participating in, and does not have actual knowledge of any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property; and Seller has no knowledge that the Property may be rezoned;
(d)(i) There are no actions, suits or other proceedings or litigation of any kind pending or, to the best of Seller’s knowledge, threatened against Seller or the Properties which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and (ii) Seller has not received any written notice of, and does not have any

9

actual knowledge of, any current or pending environmental investigations against the Properties by any governmental authority;

(e)Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any service contracts or brokerage agreements, with respect to the Properties other than any contracts, subcontracts or agreements affecting one or more of the Properties entered into in the ordinary course of business, (A) the obligations of which shall belong to Tenant (and not Buyer) from and after the Closing under the terms of the Sierra Lease, or (B) will be terminated on or before the Closing;

(f)Seller has not received any written notice of default under the terms of any of the Contracts, and, to Seller’s knowledge, there are no defaults under the Contracts;

(g)Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Properties; and Seller does not have knowledge of any such violations;
(h)Seller has not entered into any, and there are no, occupancy agreements, leases, subleases, ground leases or tenancies affecting the Properties other than the Sierra Lease;
(i)Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”); and, upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;
(j)To Seller’s knowledge, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Properties in violation of any law, rule or regulation applicable to the Properties which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”). Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage;

(k)There are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Properties;

(l)Seller is not acting on behalf of (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing, a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation, 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA;

(m)Neither Seller nor, to Seller’s knowledge, its affiliates is in violation of any laws relating to terrorism or money laundering, including the Uniting and Strengthening

10

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Seller nor, to Seller’s knowledge, its affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order or are included on any other relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time (collectively, the “Government Lists”). Neither Seller nor, to Seller’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents acting in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the Government Lists, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti- Money Laundering and Anti-Terrorism Laws. Neither Seller nor any of its affiliates is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7));

(n)Except for items being paid by Seller at Closing, prorated at Closing, or for which Seller shall remain obligated after Closing under the Sierra Lease or otherwise; there are no outstanding accounts payable or unpaid debts relating to the Properties that would be binding on Buyer or the Properties, including, without limitation, any unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of the Properties, which could give rise to any mechanic’s or materialmen’s or other statutory liens against any portion of the Properties;

(o)Following the Closing, Buyer shall not, by virtue of acquiring ownership of the Properties, have any obligation to employ or continue to employ any individual employed by Seller or at the Properties. There are no employment, collective bargaining or similar agreements or arrangements with Seller or with respect to the Properties that will be binding on Buyer after the Closing;

(p)The Due Diligence Materials consist of copies of the same documents that are used and relied upon by Seller in its ownership and operation of the Properties;
(q)All amounts due and payable by Seller under any declarations, development agreements, reciprocal and/or operating easement agreements, or the like, impacting the Properties (collectively, the “REAs”), if any, have been paid in full, all obligations of Seller to be performed under the REAs prior to the Closing Date have been satisfied, and no

11

default exists under any of the REAs by Seller or, to the best of Seller’s knowledge, any other party thereto;

(r)Seller currently possesses all requisite Licenses & Approvals necessary to own, maintain, operate and use the Properties, and has made available to Buyer true, correct and complete copies of the Licenses & Approvals. Seller has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any Licenses & Approvals relating to the Properties that has not been cured, or (ii) any failure by Seller to obtain any of the Licenses & Approvals required for the use, occupancy or operation of the Properties that has not been cured. To the best of Seller’s knowledge, there is no violation, default or any basis for any non-renewal, suspension or revocation of any of the Licenses & Approvals relating to the Properties that has not been cured; and

(s)Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition, or suffered the filing of any involuntary petition by its creditors, under the federal Bankruptcy Code or any similar state or federal law, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

For purposes of this Agreement, terms such as “to Seller’s knowledge”, “to the best of Seller’s knowledge”, or like phrases mean the actual knowledge, with no duty of inquiry, of Christopher Treece, who is an individual in Seller’s organization reasonably expected to have knowledge of the matters set forth in this Agreement; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of such individuals (or any other officer, director or employee of Seller or its affiliates) on account of any breach of any representation, warranty or covenant by Seller herein.

Section 12.Buyer’s Representations.

Buyer represents and warrants to Seller effective as of the Closing Date, as follows:

(a)Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under the Buyer Closing Documents, and has all necessary power to execute and deliver this Agreement and the Buyer Closing Documents and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and the Buyer Closing Documents have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and the Buyer Closing Documents nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

12

(b)Buyer has obtained all necessary consents and permissions required to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under any contract, instrument, document, or agreement (oral or written) to which Buyer is a party;

(c)There are no actions, suits or other proceedings or litigation of any kind pending or, to the best of Buyer’s knowledge, threatened against Buyer of any of its affiliates which, if determined adversely to Buyer or its affiliates, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Buyer to perform its obligations hereunder;

(d)Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition, or suffered the filing of any involuntary petition by its creditors, under the federal Bankruptcy Code or any similar state or federal law, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(e)Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order or are included on any Government Lists. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents acting in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the Government Lists, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer nor any of its affiliates is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(f)Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation, 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

13

For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the actual knowledge, with no duty of inquiry, of Michael Reiter, who is an individual in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.

Section 13.Reserved.

Section 14.Reserved.

Section 15.Notices.

All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt, provided, however, as to item (iii), receipt occurs on or before 11:59 p.m. (Pacific Time) on a Business Day, otherwise, such notice shall be deemed to have been received on the next succeeding Business Day. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 16.Reserved.

Section 17.Entire Agreement.

This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 18.No Representations or Warranties.

Buyer hereby acknowledges, understands and agrees that it has had an opportunity to inspect the Properties and, except for the express representations set forth in this Agreement and the closing documents, will rely solely on Buyer’s own investigation of the Properties and not on any information provided by or on behalf of Seller. Except as set forth in this Agreement and the other documents executed and delivered by Seller or its affiliates at Closing, the Properties shall be conveyed at Closing to Buyer in their “as-is,” where is” condition, with all faults, and with no

14

representations or warranties whatsoever. Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly set forth in this Agreement and the closing documents, Seller does not make and specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Properties, including, without limitation, the water, soil and geology, the suitability thereof for any and all activities and uses Byer may elect to conduct, the existence of any Hazardous Substances or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of way, easement or license; and (iii) whether the Properties, including any use or operation thereon or thereof, are in compliance with any applicable laws, ordinances or regulations. The provisions set forth in this Section shall survive the Closing and shall not be merged within the Seller Closing Documents.

Section 19.Applicable Law.

This Agreement shall be construed under the laws of the State of California, without giving effect to any conflict of laws or principles.

Section 20.No Brokers.

Seller hereby represents and warrants to Buyer that there are no brokers involved or that have a right to proceeds in this transaction or under the Sierra Lease. At Closing, Buyer shall pay Stifel a consulting fee pursuant to a separate written agreement between Buyer and Stifel. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this Section 20 shall survive the Closing and delivery of the Deeds or the earlier termination of this Agreement.

Section 21.Attorneys’ Fees.

In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Section 22.Reserved.

Section 23.No Recording.

Buyer may not record this Agreement or any memorandum of short form hereof.

Section 24.Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a day other than a Business Day, then the duration of such time period shall be

15

extended so that it shall end on the next succeeding Business Day. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “Business Day” or “Business Days” shall have the meaning set forth in Section 1. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Section 25.Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile, PDF, digital, or other electronically transmitted signature (such as via .pdf, .jpeg, .TIF, .TIFF, or similar electronic format) on this Agreement, any amendment hereof, or any notice given hereunder shall be deemed an original signature and fully effective as such for all purposes.

Section 26.Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 27.No Offer.

This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer. The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Section 28.Waiver of Trial by Jury.

THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 29.Assignment.

16

This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity) (each such entity being referred to as a “Buyer Affiliate”). Buyer shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties of Buyer set forth in Section 12 of this Agreement untrue or incorrect and any such assignment shall be null and void and without force and effect. No assignment of this Agreement shall relieve Buyer from any of its obligations set forth herein arising prior to or after the effective date of the assignment. In addition, Buyer shall have the right to direct Seller, upon three (3) Business Days’ written notice to Seller prior to Closing, to transfer any individual Property to one or more Buyer Affiliates in lieu of transferring the Properties to Buyer at Closing. The final documents to be delivered at Closing, including, without limitation, the deed(s), the Assignment(s) of Intangible Property, the Memorandum(s) of Sierra Lease and the Sierra Lease, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.

Section 30.Further Assurances.

From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 31.Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 32.Confidentiality.

Each of the parties hereto shall maintain the existence of this transaction and the terms and provisions contained herein in the strictest confidence and shall not, without prior written consent of the other party (which consent may be withheld in said party’s sole and absolute discretion), disclose to any other person or entity (other than such party’s respective attorneys, accountants, consultants, lenders, agents and/or advisors who are involved in the transaction and potential investors on the condition that all such persons or entities shall be bound by the confidentiality provisions hereof) by any means whatsoever: (a) any information or documentation (written or oral) provided to such party by the other party hereto concerning the Properties (including, without limitation, the Due Diligence Materials) or concerning such other party or its business, or (b) any information pertaining to the Agreement (clauses (a) and (b), collectively, “Confidential Information”). The foregoing confidentiality provision shall not apply to any Confidential Information (i) disclosed in any public records; (ii) that is or becomes part of the public domain (provided that such Confidential Information did not become part of the public domain as the result

17

of the disclosing party’s breach of this Section); (iii) is independently developed by the disclosing party without reliance on the Confidential Information or (iv) is otherwise required to be disclosed by applicable law, regulation, or court order (including in response to a subpoena). Notwithstanding anything to the contrary contained herein, if any court or governmental agency or authority requires either party to disclose any portion of the Confidential Information, such party shall (x) provide prompt written notice of such requirement to the non-disclosing party and (y) cooperate with the non-disclosing party in a commercially reasonable manner, and at such non- disclosing party’s sole cost and expense, in obtaining a protective order or other remedy sought by the non-disclosing party with respect to such requirement. In the event that no such protective order is obtained prior to any deadline for compliance with such requirement, the disclosing party may disclose only that portion of Confidential Information which is so requested or required. This Section 32 shall survive the Closing and delivery of the Deeds.

Section 33.Press Release.

Neither Seller nor Buyer shall issue any press release or other public announcement with respect to this Agreement to the press or the public without the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing or the confidentiality provision set forth in Section 32, Seller and Buyer, or any direct parent entity of Seller or Buyer, may, without the prior consent of the other party, issue a press release or other public disclosure relating to this Agreement and the transactions contemplated hereby, as the disclosing party may determine is required under the Exchange Act, the Securities Act, the rules and regulations of the Securities Exchange Commission or any Securities Exchange, or other applicable laws, rules or regulations.

Section 34.State-Specific Provisions.

(a)Natural Hazard Areas. As used in this Agreement, the term “Natural Hazard Areas” shall mean those areas identified as natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes of laws (the “NHD Act”).
(b)Natural Hazard Disclosure Statement. Seller hereby directs Escrow Agent to, promptly after the date hereof, order and deliver or cause to be delivered to Buyer a Natural Hazard Disclosure Statement (the “NHD Statement”) for each Property prepared by a company that prepares such statement in the normal course of business. Buyer acknowledges that the NHD Statement is being delivered pursuant to the NHD Act. Buyer acknowledges and agrees that nothing contained in the NHD Statement shall release Buyer from its obligation to fully investigate the condition of each Property, including, without limitation, whether each Property is located in any Natural Hazard Areas, and that Buyer has the expertise to perform such investigations and has agreed to do so under the terms of this Agreement. Buyer further acknowledges and agrees that the matters set forth in the NHD Statement may change on or prior to the Closing and that

18

Seller has no obligation to update, modify, or supplement the NHD Statement. Buyer shall be solely responsible for preparing and delivering its own natural hazard disclosure statement to subsequent prospective buyers of each Property.

(c)Assumption of Risk. Buyer acknowledges and agrees that it is a sophisticated and experienced buyer of real property, that Buyer shall conduct its own investigations and studies of each Property as it deems necessary or appropriate to determine the location of such Property in any Natural Hazard Areas and that the NHD Statement is being delivered subject to the terms, provisions and conditions of Section 18 of this Agreement. Buyer shall have no claims against Seller if the NHD Statement discloses or fails to disclose that any Property is located in a Natural Hazard Area. Buyer further acknowledges and agrees that Buyer assumes the risk of any liabilities, claims, demands, suits, judgments, losses, damages, expenses (including, without limitation, attorneys’ fees and costs) and other obligations arising out of or incurred in connection with the effect of any natural hazard conditions or otherwise with respect to each Property.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES APPEAR ON THE FOLLOWING PAGES]

19

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property (Tranche 1) as of the Effective Date.

SELLER:

BANK OF THE SIERRA,

a California corporation

By: /s/ Kevin McPhaill

Name: Kevin McPhaill

Title: President/CEO

BUYER:

BOTS OWNER LLC,

a Delaware limited liability company

By: Name: Title:

/s/ Michael Reiter Michael Reiter

Authorized Representative

EXHIBITS AND SCHEDULES

Exhibit A
-
Description of the Land (Common Address & APNs)*
-
Form of Deed*
-
Form of Sierra Lease
-
Allocation of Purchase Price*
-
Form of Bill of Sale*
-
Form of Assignment Intangible Property*
-
Form of FIRPTA Affidavit*
-
Form of Post-Closing Side Letters*

Exhibit B
Exhibit C
Exhibit D
Exhibit E
Exhibit F
Exhibit G
Exhibit H

*Omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

EXHIBIT C

Form of Sierra Lease

[see attached]

LEASE AGREEMENT

By and Between

BOTS OWNER LLC, a Delaware limited liability company

(“Landlord”) and

BANK OF THE SIERRA, a California corporation

(“Tenant”)

Property Address: [ ]

TABLE OF CONTENTS

1.	Basic Terms1
2.	Definitions and Base Provisions2
3.	Granting Clause9
4.	Use11
5.	Rent13
6.	True Lease.14
7.	Net Lease15
8.	Real Estate Taxes16
9.	Personal Property Taxes19
10.	Operating Expenses19
11.	Tenant’s Repair and Maintenance Responsibilities20
12.	Compliance with Laws24
13.	Surrender of Premises24
14.	Alterations25
15.	Entry by Landlord27
16.	Tenant’s Insurance Obligations29
17.	OFAC34
18.	Waiver of Subrogation36
19.	Fire or Other Casualty36
20.	Condemnation39
21.	Indemnification41
22.	Assignment and Subletting42
23.	Liens46
24.	Tenant’s Default46
25.	Remedies of Landlord47
26.	Subordination/Attornment50
27.	Estoppel Certificate50
28.	Hazardous Materials51
29.	Press Releases54
30.	Holding Over54
31.	Financial Covenants55
32.	Quiet Enjoyment55
33.	Notices56
34.	Personal Liability56
35.	Entire Agreement57
36.	Amendments57
37.	Legal Interpretation57
38.	Option to Renew58
39.	Authority to Enter into Lease58
40.	Parties Bound58
41.	Counterparts; Electronic Signatures59
42.	Severability59
43.	Waiver of Jury Trial; Consequential Damages59
44.	Memorandum of Lease59

i

45.	Brokers60
46.	Confidentiality; Public Offering Information60
47.	Landlord Reimbursement62
48.	REIT Protection62
49.	Guaranty64
50.	Customer Records64
51.	Landlord Lien64
52.	Locks And Security System65
53.	Communications Equipment65
54.	Force Majeure65
55.	Signage66
56.	Local Law Provisions66

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the [  ] day of [ ], 2023, by and between BOTS OWNER LLC, a Delaware limited liability company (“Landlord”), and BANK OF THE SIERRA, a California corporation (“Tenant”).

RECITALS

A.	Tenant was the fee simple owner of the Premises prior to the Commencement Date.
B.Landlord acquired the Property from Tenant pursuant to that certain Agreement for Purchase and Sale of Real Property dated as of [ ], 2023 (the “Purchase Agreement”).

C.In connection with the closing of the transactions contemplated under the Purchase Agreement, Landlord and Tenant are executing this Lease, pursuant to which Landlord shall lease the Premises to Tenant, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Basic Terms.
(a)“Base Rent”: Base Rent shall be paid in accordance with and in the amounts set forth on Exhibit A attached hereto and made a part hereof, subject to increases as set forth herein.

(b)	“Building”: The building or buildings located on the Property.

(c)	“Commencement Date”: The date first written above.

(d)	“Expiration Date”: The last day of the calendar month in which the

  ( )1 monthly anniversary of the Commencement Date shall occur, subject to extension pursuant to Section 38 of this Lease.

(e)	“Option to Renew” or “Renewal Option”: additional periods of years each under the terms and conditions set forth in Section 38 of this Lease.

(f)	“Premises”: Collectively, the Building and the Property.

1 To be inserted in broken out drafts.

(g)“Property”: Those certain tract(s) or parcel(s) of land more particularly described on Exhibit B attached hereto and made a part hereof.

(h)“Term”: The period commencing on the Commencement Date and expiring on the Expiration Date, as may be extended pursuant to Section 38 of this Lease.

2.	Definitions and Base Provisions.

For purposes of this Lease, the following terms shall have the meanings indicated below:

(a)“ADA”: The Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.
(b)“Affiliate”: With respect to Landlord or Tenant, shall mean a person or entity that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such person or entity.

(c)	“Alterations”: Defined in Section 14(a) hereof.

(d)“Anti-Money Laundering Laws”: The BSA and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (commonly referred to as the USA Patriot Act), P.L. 107-56, as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

(e)“Architect”: A duly licensed architect selected by Tenant to complete any applicable Tenant’s Work, who is reasonably acceptable to Landlord.

(f)“ATMs”: All automatic teller machines, teller cash recycling machines, and any other similar equipment or technology generally used in the banking industry.

(g)	“Base Rent”: Defined in Section 1(a) hereof.

(h)“BOREC”: Any direct or indirect owner of Landlord that is a “real estate investment trust” within the meaning of Section 856(a) of the Code.

(i)“BSA”: The Bank Secrecy Act (otherwise known as the Currency and Foreign Transactions Reporting Act), 31. U.S.C. §§ 5311 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

(j)	“Building”: Defined in Section 1(b) hereof.
(k)“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

(l)	“Commencement Date”: Defined in Section 1(c) hereof.

(m)“Communications Equipment”: Any and all telephone, computer, security, and other communications systems and equipment.
(n)“Comparable Buildings”: With respect to any Building, other buildings in the market in which the applicable Building is located that are comparable in size, design, use, age, location, class and quality to such Building.

(o)“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its Affiliates, divisions and subsidiaries, which such party or its related persons or entities provide to the other party or its related persons or entities, whether furnished before or after the Commencement Date, and regardless of the manner in which it was furnished; and any material prepared by a party or its related persons or entities, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its related persons or entities in breach of this Lease; (ii) was or becomes available to the other party or its related persons or entities on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its related persons or entities, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

(p)“Construction Contract”: With respect to any Tenant’s Work, the applicable construction contract by and between the applicable Contractor and Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
(q)“Contractor”: With respect to any Tenant’s Work, a contractor selected by Tenant to complete such Tenant’s Work and reasonably acceptable to Landlord.

(r)“Control”: (i) With respect to an entity that is a corporation, limited liability company, partnership or other entity, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the ownership interests of the entity, or (ii) with respect to any publicly- traded company, more than fifteen (15%) of the voting rights attributable to the ownership interests of said company and management control.

(s)“Default Rate”: The lesser of (i) the Prime Rate plus five percent (5%) per annum or (ii) the highest rate allowed by Law.

(t)“Encumbrance”: Any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, lease, sublease, attachment, conditional sales agreement, encumbrance, preemptive right, right of first refusal, right of first offer, covenant, condition, restriction, reciprocal easement agreement, declaration or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give or enter into any of the foregoing.

(u)“Environmental Laws”: All Laws, Permits, orders and other legally- binding declarations of any governmental authority pertaining to environmental, health or safety matters or Hazardous Materials, including but not limited to the (1) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (2) Hazardous Materials Transportation Act (49 USC Section 5101, et seq.), (3) Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, (4) Water Pollution Control Act, also known as the Clean Water Act (33 U.S.C.

§1251 et seq.), (5) Safe Drinking Water Act (42 U.S.C. §300f et seq.), (6) Clean Air Act, formerly known as the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. §7401 et seq.), (7) Solid Waste Disposal Act (42 U.S.C. §3251 et seq.), (8) Toxic Substances Control Act (15 U.S.C.

§2601 et seq.), (9) Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001 et seq.), (10) National Environmental Policy Act (42 U.S.C. §4321 et seq.), (11) Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §9601 et seq.), (12) Occupational Safety and Health Act (29 U.S.C. §651 et seq.), (13) Refuse Act of 1899 (33 U.S.C. § 407 et seq.), (14) Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), (15) Marine Protection, Research and Sanctuaries Act (33 U.S.C. § 1401 et seq.), (16) Atomic Energy Act (42 U.S.C. § 2011 et seq.), (17) Nuclear Waste Policy Act of 1982 (42 U.S.C.

§ 10101 et seq.), and (18) Noise Control Act (42 U.S.C. § 4901 et seq.), and any similar state or local Laws and any and all rules and regulations in effect under such Laws.

(v)	[“EV Agreement”: That certain .2]
(w)	“EV Equipment”: Any electric vehicle charging stations at the Premises as of the Commencement Date.][3]
(x)	“Event of Default”: Defined in Section 24 hereof.

(y)	“Exchange Act”: The Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)	“Expiration Date”: Defined in Section 1(d) hereof.

(aa)  “Final Completion”: With respect to any Tenant’s Work (a) the completion of construction of such Tenant’s Work, including all “punch list” items, in accordance with the applicable Plans, if any, and (b) the issuance and receipt of all Permits, if any, required for the legal occupancy of such Tenant’s Work.

(bb)  “Financial Services Institution”: Any entity that performs one or more of the following activities (whether directly or indirectly through a subsidiary Controlled by said entity): (i) operation of a state or federally regulated commercial bank, savings bank, savings and loan association, credit union, mutual or thrift association or any other institution that accepts deposits of money, (ii) operation of a stock brokerage firm, (iii) mortgage broker, (iv) finance company, mortgage company or any other institution that lends money, (v) investment banking, (vi) insurance brokerage, and (vii) provision of any other financial services or sale of any products that Tenant is permitted to offer by Law.

(cc)“Guarantor”: Sierra Bancorp, a California corporation.

(dd) “Hazardous Materials”: Each of the following: (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radiation, mold or other microbial matter, odors, noise, per- and poly-fluoroalkyl substances, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” “regulated substances” or words of similar import under any Environmental Laws; and

(d) any other chemical, material, gas, condition or substance, the exposure to or release of which is prohibited, limited or regulated by any

2 To be inserted in broken out drafts.

3 To be included at any property where there are existing EV chargers and/or agreements, as applicable.

governmental authority, or that poses a hazard to human health or safety or to the environment.

(ee) “Indemnified Party”: With respect to any indemnification obligation contained in this Lease, the individual or entity so indemnified by the indemnifying party.

(ff)“Landlord”: Defined in the Preamble hereof.

(gg)“Landlord Claim”: Defined in Section 21(a) hereof.

(hh) “Landlord Indemnified Parties”: Landlord and Landlord Mortgagee, and each of their respective successors and assigns, and their respective members, managers, partners, shareholders, officers, directors, agents, employees, attorneys and representatives.

(ii)“Landlord Mortgage”: Defined in Section 26(b) hereof. (jj)“Landlord Mortgagee”: Defined in Section 26(b) hereof. (kk)“Landlord Notice Address”:
c/o Blue Owl Real Estate Capital LLC
30 N. LaSalle, Suite 4140
Chicago, Illinois 60602
Attention: Asset Management
E-mail: RealEstateAM@blueowl.com
With a copy to
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: David A. Rosenberg & Michael C. Shultz
E-mail: david.rosenberg@kirkland.com; michael.shultz@kirkland.com

(ll) “Landlord’s Representatives”:Landlord’s agents, attorneys, representatives, members, directors, officers and employees.

(mm) “Late Charge”: Defined in Section 5(c) hereof.

(nn) “Law”: All applicable statutes, ordinances, rules, regulations, codes, orders, requirements, directives, binding written interpretations and binding written policies, common law, rulings, and decrees of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions.

(oo) “Lease”: Defined in the Preamble hereof. (pp)  “Loss(es)”: Defined in Section 21 hereof.

(qq) “OFAC Laws and Regulations”: All Laws administered by the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), interpretive guidance or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business, as same may be amended from time to time.

(rr)“Option to Renew”: Defined in Section 1(e) hereof.

(ss) “Permits”: All permits, licenses, approvals, authorizations, consents, waivers, exemptions, registrations, and certificates obtained from any governmental authority or required by any Law.

(tt) “Permitted Encumbrances”: Any and all Encumbrances (i) affecting any portion of the Premises as of the Commencement Date, including, but not limited to, those Encumbrances shown on Landlord’s title policy obtained on the Commencement Date, (ii) consisting of current taxes and assessments with respect to the Premises, not yet due or payable, (iii) arising or created by municipal and zoning ordinances, and (iv) arising after the Commencement Date that are approved in writing by Landlord in its reasonable discretion.

(uu)  “Permitted Use”: Use as a Financial Services Institution, general office use, and/or any other use permitted on the Premises by Law and not expressly prohibited under this Lease, together with all other ancillary uses to the extent permitted by Law.

(vv) “Personal Property”: All fixtures and equipment other than Tenant’s Personal Property, if any, located in or on, or used in connection with the maintenance or operation of, the Property (including, without limitation, any bank vaults, HVAC systems, water heaters, and other equipment integral to the functionality of the Building).

(ww) “Plans”: With respect to any Tenant’s Work, the plans and specifications prepared by the Architect and approved by Landlord if required under this Lease.

(xx)“Premises”: Defined in Section 1(f) hereof.

(yy)  “Prime Rate”: The interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one

(91) days.

(zz)“Prohibited Persons”: Defined in Section 17(b) hereof. (aaa)“Property”: Defined in Section 1(g) hereof.

(bbb) “Purchase Agreement”: Defined in Recital B hereto. (ccc)“Real Estate Taxes”: Defined in Section 8(a) hereof.

(ddd) “Release”: Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, presence of, exposure to or disposing into the environment or the workplace of any Hazardous Materials, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.

(eee)“Renewal Amendment”: Defined in Section 38(c) hereof. (fff)“Renewal Notice”: Defined in Section 38(a)(i) hereof. (ggg) “Renewal Option”: Defined in Section 38(a) hereof. (hhh) “Renewal Term”: Defined in Section 38(a) hereof.

(iii)	“Rent”: Defined in Section 5(b) hereof.

(jjj)“Repossessed Premises”: Defined in Section 25(c) hereof. (kkk) “Restoration Standards”: Defined in Section 19(a) hereof. (lll)“SEC”: The Securities Exchange Commission.

(mmm)“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(nnn) “SNDA”: Defined in Section 26(a) hereof.

(ooo) “Substitute Tenant”: Defined in Section 25(c) hereof. (ppp) “Taxes”: Defined in Section 8(d) hereof.

(qqq) “Tenant”: Defined in the Preamble hereto.

(rrr) “Tenant Indemnified Parties”: Tenant and its successors and assigns, members, managers, partners, shareholders, officers, directors, agents, attorneys, and representatives.

(sss) “Tenant Notice Address”: Bank of the Sierra

86 N. Main Street Porterville, California 93257

Attn: Kevin McPhaill & Christopher Treece Email: KMcPhail@bankofthesierra.com;

CTreece@bankofthesierra.com

(ttt) “Tenant’s Personal Property”: Any and all personal property used by Tenant in connection with the operation of its business from the Premises, including, without limitation, all trade fixtures, signage, ATMs, safes, safe deposit boxes, overnight deposit boxes, drive-up teller kiosks, furnishings, office furniture and equipment, machinery, Communications Equipment, computers, printers, scanners, EV Equipment, and other items uniquely purchased by Tenant in connection with its banking operations), but excluding any bank vaults.

(uuu) “Tenant’s Representatives”: Tenant’s agents, attorneys, representatives, directors, officers and employees and any mortgagee of Tenant’s interest in this Lease or in the Premises.

(vvv) “Tenant’s Work”: Defined in Exhibit C hereof. (www) “Term”: Defined in Section 1(h) hereof.

(xxx) “Transfer”: Defined in Section 22(b) hereof.

(AAAA)“U.S. Publicly-Traded Entity”: Defined in Section 17(a) hereof. (BBBB)“Utility Charges”: Defined in Section 10(a) hereof.

3.	Granting Clause.
(a)	Landlord, in consideration of the covenants and agreements to be performed by Tenant, and upon the terms and conditions contained in this Lease, does hereby lease, demise, let and deliver to Tenant, and Tenant, in consideration of the covenants and agreements to be performed by Landlord and upon the terms and conditions contained in this Lease, does hereby lease from Landlord, the Premises, to have and to hold for the Term. Tenant acknowledges receipt and delivery of complete and exclusive possession of the Premises, subject to the Permitted Encumbrances. Tenant acknowledges and confirms that for a substantial period prior to and up to and including the execution of this Lease, Tenant has been in continuous ownership and possession of the Premises, and, accordingly, Tenant is fully familiar therewith, and Tenant has examined and otherwise has knowledge of the condition of the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for its purposes hereunder. Regardless, however, of any knowledge, examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is,” “where is” and “with all faults” in its present condition. Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Premises as of the Commencement Date, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.

LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL CONDITION OF THE PREMISES, ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

Without limiting the foregoing, Tenant realizes and acknowledges that factual matters existing as of the Commencement Date now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses that are presently unknown, unanticipated and unsuspected, and Tenant further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Tenant nevertheless hereby intends to release, discharge and acquit Landlord and Landlord Mortgagee, and each of their respective successors and  assigns,  and  their  respective  members,  managers,  partners, shareholders, officers, directors, agents, attorneys and representatives, from any and all such unknown Losses.

(b)Landlord and Tenant covenant and agree that: (i) each will treat this Lease as a true lease for state law reporting purposes except as otherwise required by Law; (ii) each will treat this Lease under U.S. generally accepted accounting practices and federal, state and local income tax purposes as an “operating lease” or “true lease,” as applicable; and (iii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 3(b); provided, however, that nothing herein shall prevent a party from settling or offsetting any proposed deficiency or adjustment by any governmental authority challenging such intended income tax treatment, and no party will be required to litigate any proposed adjustment by any governmental authority challenging such intended income tax treatment. In the event that the income tax treatment described in this Section 3(b) is disputed by any governmental authority, the party receiving the notice of the contest shall provide the other party with prompt written notice thereof (which, in any event, shall be within thirty (30) days of receiving notice of such contest from the governmental authority).

(c)Tenant acknowledges that fee simple title (both legal and equitable) to the Premises is vested in Landlord and that Tenant has only the leasehold right of possession and use of the Premises as provided herein.

4.	Use.
(a)Tenant may use the Premises for the Permitted Use and ancillary uses associated therewith, in all cases subject to and in compliance with all Laws and Permitted Encumbrances. Tenant shall use the Premises only as provided by and in accordance with all Permitted Encumbrances, subject to Landlord’s reservation of rights herein. Tenant shall not use or occupy the Premises, or any part thereof, nor permit or allow the Premises or any part thereof to be used or occupied, for (x) any purpose or in any manner which is in violation of any Law or a violation of the provisions set forth in Section 28 or any other provision of this Lease or (y) in any manner which violates any certificates of occupancy for the Premises or makes void or voidable any insurance then in force with respect thereto as is required pursuant to Section 16 hereof. Tenant’s occupancy of the Premises will be in compliance with all Laws and insurance requirements, and as otherwise provided in this Lease. Tenant shall neither suffer nor permit the Premises or any portion thereof to be used, or otherwise act or fail to act, in such a manner as (I) might impair Landlord’s title thereto or to any portion thereof,

(II) may make possible a claim of adverse use or possession or an implied dedication of the Premises or any portion of the Premises, or (III) may subject the Premises or this Lease to any Encumbrances, other than Permitted Encumbrances. Notwithstanding anything herein to the contrary, Tenant shall not (1) permit any unlawful practice to be carried on or committed in the Premises; (2) make any use of or allow the Premises to be used for any purpose that might invalidate or increase the rate of insurance thereof; (3) deface or damage the Premises; (4) overload the floors, walls or ceilings of the Premises; (5) commit or suffer any material waste in or about the Premises; (6) use the Premises in any manner that may diminish the value of the Premises in any material respect; or (7) use the Premises for any of the following purposes without the Landlord’s prior consent (in its sole and absolute discretion): (i) bar, nightclub, adult bookstore or video shop or other adult entertainment establishment; (ii) incineration or reduction of garbage or any garbage dumps on the Premises; (iii) mortuary;

(iv)fire sale, bankruptcy sale or auction house operation; (v) laundry or dry cleaning plant or laundromat; (vi) gas station; (vii) automobile, truck, trailer or RV repairs on-site; (viii) “flea market”, secondhand, surplus or other deep discount store; (ix) massage parlor (which shall not be construed to mean a business of the type commonly referred to as a “day spa” or otherwise for therapeutic massage, such as, by way of example, “Massage Envy” and “Hand and Stone Massage and Facial Spa”); (x) carnival; or (xi) gambling or off-track betting operation.

(b)For the first eighty-four (84) months of the Term, Tenant (i) shall occupy the Premises, and (ii) except during periods when the Premises may be untenantable by reason of fire or other casualty or condemnation (provided, however, during all such periods while the Premises are untenantable, Tenant shall strictly comply with the terms and conditions of Section 19 and Section 20 of this Lease) or during any other periods of construction not to exceed thirty (30) days in the aggregate in any ninety (90) day period with respect to the same, operate its and/or their business(es) on the Premises in the ordinary course. After the expiration of such eighty-four (84)-month period, Tenant shall have any obligation to occupy or operate its business on the Premises, provided that Tenant shall remain liable for each and every obligation under this Lease with respect to the Premises, including any and all obligations to pay the Rent due hereunder.

(c)Tenant will not enter into any agreements or consent to any transaction or instruments that will create an Encumbrance on the Premises other than a Permitted Encumbrance without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be responsible for complying with the terms and conditions of, and paying the costs and expenses under, all Encumbrances on the Premises (excepting Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage and further excepting any other

Encumbrances created by Landlord unless required by Law or approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed). Tenant shall not, without Landlord’s prior written consent (in Landlord’s sole discretion), apply for or otherwise seek or obtain any zoning changes or variances with respect to the Property. Tenant shall use commercially reasonable efforts to cooperate in all respects therewith, at Landlord’s request, to secure any estoppels related to an Encumbrance.

(d)	Tenant shall have the right to access and use the Premises twenty-four (24) hours per day, seven (7) days per week.

5.	Rent.

(a)Tenant shall pay Base Rent to Landlord in the manner provided in Section 5(b) in equal consecutive monthly installments in advance on or before the first (1st) day of each calendar month commencing as of the Commencement Date and continuing through the Term. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such month shall be prorated by multiplying such Base Rent by a fraction, the numerator of which is the number of days of the Term within such calendar month and the denominator of which is the total number of days within such calendar month. Tenant shall pay its first monthly installment of Base Rent, which may be prorated pursuant to this Section 5(a), on the Commencement Date in connection with Landlord’s acquisition of the Premises pursuant to the Purchase Agreement.

(b)For purposes of this Lease, the Base Rent, the Real Estate Taxes, the Utility Charges and any and all other amounts, sums, charges, liabilities and obligations which Tenant assumes or agrees to pay or may become liable for under this Lease at any time and from time to time are sometimes collectively referred to as “Rent”; and, in the event of any failure on the part of Tenant to pay any portion of the Rent, every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including, without limitation, all amounts for which Tenant is or may become liable to indemnify Landlord and the Landlord Indemnified Parties under this Lease (including reasonable attorneys’ fees and court costs) shall be deemed to be Rent. All Rent is payable in lawful money of the United States of America and legal tender for the payment of public and private debts without notice, demand, abatement, deduction, or setoff under any circumstances, in accordance with the wire or ACH information as Landlord designates to Tenant in writing from time to time.

(c)Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which are presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent due to Landlord is not paid within two (2) business days after delivery of written notice from Landlord to Tenant of Tenant’s failure to pay Rent when due (provided, however, that Tenant shall only be entitled to such notice and cure one (1) time in any consecutive twelve (12)- month period during the Term), Tenant shall pay Landlord upon demand a late charge equal to the lesser of (i) five percent (5%) of the delinquent installment of Rent and (ii) the highest amount allowed by Law (each a “Late Charge”). The parties agree that this Late Charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of late payment by Tenant. The parties further agree that such Late Charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, any amount of delinquent Rent (including the amount of any Late Charge) due to Landlord shall accrue interest at the Default Rate from the date on which such Rent was due up to the date that such Rent is paid. The payment of such Late Charge or such interest shall not constitute a waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord. Without limitation of the foregoing, Tenant shall be responsible for payment of all interest, late charges, and other costs and fees imposed by third parties with respect to late payments of Utility Charges or other third-party charges that are the responsibility of Tenant hereunder.

(d)For any non-scheduled payment of Rent hereunder that is payable by Tenant on demand by Landlord, such shall be due twenty (20) days following written demand therefor by Landlord, without abatement, deduction, or setoff under any circumstances.
6.	True Lease.

(a)It is the intent of Landlord and Tenant that this Lease establish a “true lease” and an “operating lease” of all parcels constituting the Premises for all purposes under the United States Bankruptcy Code, applicable state law, and for Federal income tax purposes. The Rent for the Term is intended to be “fixed rent” within the meaning of Treasury Regulation Section 1.467- 1(h)(3) for each annual period. This Lease is intended to be a “true lease” and does not represent a financing statement, financing lease, financing agreement, device or arrangement, security interest, security agreement, capital lease, mortgage, equitable mortgage, deed of trust, deed to secure debt, trust agreement, or other financing or trust arrangement or any other non-lease transaction, and the economic realities of this Lease are those of a true lease. Each of the parties (1) waives any claim or defense based upon the characterization of the Lease as anything other than a “true lease”, (2) stipulates and agrees not to challenge, and is estopped from challenging, the validity, enforceability or characterization of the lease of the Premises under the Lease as a “true lease,” (3) stipulates and agrees, and is estopped from challenging, that nothing contained in the Lease creates or is intended to create a joint venture, partnership (de facto or de jure), equitable mortgage, trust, financing device or arrangement, security interest or the like, (4) stipulates and agrees, and is estopped from challenging, that none of the agreements contained herein is intended, or shall be deemed or construed, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant, and (5) shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a “true lease” and does not create a joint venture, partnership (de facto or de jure), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs. Landlord does not intend to convey any fee interest in any of the Premises to Tenant. Tenant does not intend to obtain an interest in the Premises other than a leasehold interest pursuant to the Lease. The Lease may not be construed in any manner to create any relationship between the parties other than a landlord-tenant relationship.

(b)If, notwithstanding (x) the form and substance of this Lease and (y) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Premises; any court of competent jurisdiction finds that this Lease is a financing arrangement, then this Lease shall be considered a secured financing agreement and Landlord’s title to the Premises shall constitute a perfected first priority lien in Landlord’s favor on the Premises to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Premises, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder).

7.	Net Lease.

(a)Landlord and Tenant acknowledge and agree that (i) this Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Base Rent and any other Rent payable to Landlord shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of such Base Rent and all other Rent payable to Landlord throughout the Term with respect to the entire Premises, all as more fully set forth in Section 5. All of the costs, expenses, including Landlord’s expenses to the extent provided in this Lease, responsibilities and obligations of every kind and nature whatsoever foreseen and unforeseen relating to the condition, use, operation, management, maintenance, repair, restoration and replacement of the

Premises and all improvements and appurtenances related thereto or any part thereto shall be performed and paid by Tenant, and Landlord shall have no responsibility or liability therefor. Landlord’s expenses shall include the reimbursement of Landlord’s commercially reasonable general liability, umbrella, and business interruption insurance premiums. Tenant’s covenants to pay Base Rent, Real Estate Taxes and all other Rent hereunder are independent covenants, and Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature, for force majeure or for any other reason whatsoever. For the avoidance of doubt, Tenant shall not have, and hereby expressly and absolutely waives, relinquishes, and covenants not to assert, accept or take advantage of, any right to deposit or pay with or into any court or other third-party escrow, depository account or tenant account with respect to any disputed Rent, or any Rent pending resolution of any other dispute or controversy with Landlord. Tenant hereby expressly waives any and all defenses it may have at law or in equity to payment of Rent, including, without limitation, based on any theories of frustration of purpose, impossibility, or otherwise. Notwithstanding the foregoing, Tenant is not waiving its right to assert any dispute regarding the application or interpretation of any terms of this Lease relating to Tenant’s obligation to pay Rent (other than Base Rent) hereunder or otherwise.

(b)Landlord and Tenant intend that the expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 7 are a material inducement to each of Landlord and Tenant in entering into this Lease.

8.	Real Estate Taxes.
(a)During the Term, Tenant shall promptly pay, or cause to be paid, on a cash basis when due to the applicable taxing authority one hundred percent (100%) of all taxes attributable to the Premises, including ad valorem, sales, use, rent or similar taxes, including tax increases and re-assessments; payments in lieu of taxes pursuant to any statutory service agreement, payment-in-lieu-of-taxes agreement or the like; assessments, including assessments for supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, and including assessments under all Encumbrances (excepting Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage and further excepting any other Encumbrances created by Landlord unless required by Law or approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed); water, sewer and other utility levies and charges; excise tax levies; fees, including license, permit, inspection, authorization and similar fees; and all other governmental and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character and any kind and nature whatsoever in respect of the Premises (including, without limitation, any Building and/or Property) and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) the Premises or any part thereof or any appurtenance thereto, (ii) any Rent reserved or payable hereunder or any other sums payable by Tenant hereunder, (iii) this Lease or the leasehold estate hereby created or the operation, possession, occupancy or use of the Premises or any part thereof, (iv) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the Property or the leasing or use of the Premises or the Property or any part thereof, or (v) any document to which Tenant is a party creating or transferring an interest or estate in the Premises, together with any interest or penalties thereon (all of which are hereinafter called “Real Estate Taxes”). Notwithstanding the foregoing, there shall be excluded from Real Estate Taxes: all excess profits, transfer, gain, foreign ownership or control, mortgage, intangible, gift, inheritance and succession, estate and income taxes, as well as any taxes attributable to Landlord’s business license(s). Tenant shall make such payments directly to the taxing authorities and shall promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such direct payments. Tenant’s obligation to pay Real Estate Taxes shall be absolutely fixed upon the date such Real Estate Taxes become a lien upon the Premises or any part thereof, subject to Section 8(c). Tenant shall also be responsible for all Real Estate Taxes which, on the Commencement Date, are a lien upon the Premises or any part thereof.

(b)If Landlord receives a bill for Real Estate Taxes, Landlord shall provide the bill for each installment of Real Estate Taxes to Tenant promptly upon Landlord’s receipt of such bill. Tenant shall pay the Real Estate Taxes set forth on such bill prior to when due. Tenant shall provide Landlord with reasonable evidence that such Real Estate Taxes have been paid. If Tenant shall default in the payment of any Real Estate Taxes, Landlord shall have the right (but not the obligation) to pay the same together with any penalties and interest, in which event the amount so paid by Landlord shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate. Tenant may pay any Real Estate Taxes in installments, if payment may be so made without penalty, fine, premium or interest, except that on the termination of this Lease any Real Estate Taxes which Tenant has elected to pay in installments shall be apportioned between Landlord and Tenant based on the time remaining in the Term. All Real Estate Taxes for the tax year in which this Lease shall terminate shall be apportioned between Landlord and Tenant on a cash basis.

(c)Tenant shall have the right, before delinquency occurs, of protesting, contesting, objecting to or opposing, at Tenant’s sole cost and expense, by appropriate legal proceedings conducted in good faith and with due diligence, the legality or amount of any such Real Estate Taxes, assessments or assessed valuations in its own or in Landlord’s name as the case may be, and upon Tenant’s written request, Landlord will, at no cost or expense to Landlord, reasonably cooperate with Tenant; provided, however, that (i) in the case of any unpaid Real Estate Taxes, lien, attachment, levy, encumbrance, charge or claim pursuant to any Law, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Premises, which suspension may be caused by the payment by Tenant of a bond or some other form of security for payment; (ii) neither the Premises, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings solely based on the outcome of the proceeding and not if Tenant has the right to make a curative payment following the outcome of the proceeding to avoid any of the foregoing consequences; (iii) the insurance coverage required by Section 16 shall be maintained; (iv) Tenant shall keep Landlord reasonably informed as to the status of and with copies of all documents in the proceedings, upon request by Landlord; (v) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, and (vi) Tenant shall fund without reimbursement from Landlord any bond, deposit or such other security required by a taxing authority, or reasonably required by Landlord or Landlord Mortgagee, in connection with any protest or contest contemplated by this Section 8. Landlord shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, provided Tenant shall reimburse Landlord for its actual out-of-pocket costs associated with such execution, and, if reasonably requested by Tenant, Landlord shall join as a party therein (and at no cost or expense to Landlord). The provisions of this Section 8(c) shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder. Without limiting any other provision of this Lease, Tenant shall indemnify, defend, protect and save harmless Landlord and all Landlord Indemnified Parties and the Premises from and against any and all liability, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, including those incurred in the enforcement of this indemnity) that may be imposed upon Landlord or the Premises or any portion thereof in connection with any such contest and any loss resulting therefrom. Any refund due from any taxing authority in respect of any Real Estate Taxes paid by or on behalf of Tenant shall be paid over to or retained by Tenant.

(d)Tenant will indemnify Landlord and/or any Landlord Indemnified Parties against any fees or taxes, including, but not limited to, Real Estate Taxes and any fees or taxes directly attributable to the Premises during the Term that are not expressly excluded from the definition of “Real Estate Taxes” under Section 8(a) (“Taxes”) imposed by the United States or any taxing jurisdiction or authority of or in the United States or any state in connection with this Lease, Landlord’s ownership of the Premises during the Term, and/or Tenant’s use of the Premises.

(e)Landlord and Tenant shall, upon request of the other, promptly provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required tax returns and reports required by a governmental authority, subject to the confidentiality provision set forth in Section 46.

9.	Personal Property Taxes.

Tenant shall be liable for and shall promptly pay when due all personal property taxes related to Personal Property and Tenant’s Personal Property placed in the Premises. Tenant may, without Landlord’s consent, before delinquency occurs, contest any such taxes related to the Personal Property and/or Tenant’s Personal Property.

10.	Operating Expenses.
(a)Utilities. During the Term, Tenant agrees to pay all fees, costs, expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, landscaping, telephone, internet, trash removal, security, and other utilities and services consumed, rendered or used on or about the Premises (or any portion thereof) and such utility franchises as may be appurtenant to the use of the Premises (or any portion thereof) (collectively, “Utility Charges”). Landlord acknowledges and agrees that Tenant may enter into contracts for any of the foregoing services or the like without Landlord’s prior consent during the Term; provided that any such contract shall be terminable by Tenant (or Landlord following termination of this Lease in accordance with its terms) at or prior to the expiration or sooner termination of the Lease or upon no more than thirty

(30) days’ prior notice to the third-party servicer. Any resulting termination premium, fee or penalty shall be the sole responsibility of Tenant.

(b)Third Party Management. Tenant shall have the right to manage and operate the Premises (or any portion thereof) utilizing third parties for the management and operation thereof, without obtaining Landlord’s prior written consent of such third party. Notwithstanding the appointment of any third-party manager, Tenant shall remain fully responsible for the Premises in accordance with the terms hereof.

(c)Landlord Insurance. Tenant agrees to reimburse Landlord for all of Landlord’s commercially reasonable general liability, umbrella and business interruption insurance premiums which Landlord deems reasonably necessary.

11.	Tenant’s Repair and Maintenance Responsibilities.
(a)Throughout the Term, Tenant, at its sole cost and expense, (i) will keep the Premises in a substantially similar condition as existed on the Commencement Date, subject to completion of the Required Repairs, if any (reasonable wear and tear and damage from fire or other casualty excepted), whether or not the need for such repairs occurs as a result of Tenant’s use, the elements, or the age of the applicable Building, the Property, Personal Property or Tenant’s Personal Property, or otherwise; (ii) will not commit or allow any physical waste with respect thereto; and (iii) with reasonable promptness, will make all necessary and appropriate repairs and replacements thereto of every kind and nature, including without limitation those necessary to ensure continuing compliance with all Laws and insurance requirements, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen. Tenant’s maintenance, repair and replacement obligations shall extend to and include, without limitation, all systems serving the Premises and, subject to any Permitted Encumbrances, any parking areas and landscaping on the Property. The necessity for and adequacy of repairs to any Building or other improvements forming a part of the Premises shall be measured by the standard which is appropriate for and equivalent in quality to such Building’s Comparable Buildings. Tenant’s obligations under this Section 11 shall, without limitation, include the maintenance, repair and replacement (x) at all times, of any and all building systems, machinery and equipment which exclusively serve the Premises, and (y) the bearing walls, floors, foundations, roofs and all structural elements of the Premises. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (i) create (or permit to continue) any dangerous condition, or (ii) create (or permit to continue) any condition which might reasonably be expected to involve any loss, damage or injury to any person or property. All repairs and replacements shall be in quality and class consistent with such Building’s Comparable Buildings and shall be made promptly as and when necessary. Notwithstanding anything to the contrary contained in this Section 11, Tenant shall not be required to make a replacement of any item if a repair thereto would provide adequate functionality to said item, would be customary and reasonable under similar circumstances in Comparable Buildings to the Building, and would comply with all Laws. Repairs and replacements called for as a result of fire and/or other casualty and condemnation shall be made pursuant to the provisions of Sections 19 and 20 hereof, respectively. In connection with the foregoing but without expanding Tenant’s obligations under this Section 11, Tenant’s obligations shall include, without limitation and to the extent applicable:

(i)Maintaining, repairing, and replacing, as necessary, the roof of the Building;

(ii)Maintaining and repairing the bearing walls, floors, foundations, and all structural elements of the Building on the Premises;

(iii)Maintaining (including periodic window washing and periodic painting) and repairing the facade and exterior walls of the Building on the Premises;
(iv)Repairing and replacing, as necessary, the doors (including, without limitation, any overhead doors) and windows of the Building on the Premises, and the mechanisms therefor;

(v)Causing the regular removal of garbage and refuse from the Premises;

(vi)Causing the regular spraying for and control of insect, rodent, animal and pest infestation, and maintaining in good working order and condition all doors (both swinging and roll-up doors), including, without limitation, all weather seals;

(vii)Servicing, maintaining, repairing and replacing any and all systems and equipment serving the Premises, including, without limitation, heating, ventilation, and air-conditioning equipment, and generators;

(viii)Regular sweeping, cleaning and removal of trash, debris, other materials and stains from the Premises and from the immediately adjacent sidewalks, service drives and loading or delivery areas, if any, of the Premises, as necessary to keep the same clean and in good order and condition;

(ix)Regular sweeping, cleaning and washing of the interior of the Building, including, without limitation, floors, windows and fixtures, and periodic washing and painting of interior walls;

(x)Repairing broken, damaged or leaking walls, bathrooms, ceilings, or fixtures and equipment in the interior of the Building, including, without limitation, plate glass windows, windows, floors and lighting fixtures;

(xi)Irrigating and performing all gardening and landscaping of all lawns, trees, shrubs and plantings comprising part of the Premises; and

(xii)Tenant shall maintain a contract on at least an annual basis for regular servicing and maintenance (at least once annually) of any heating, ventilating, air conditioning, and vertical transportation systems serving the Building, unless Landlord shall otherwise direct. Promptly following written request of Landlord, Tenant shall submit to Landlord a copy of such contract and any extensions, renewals or replacements thereof, as well as paid invoices relating to same. At a minimum, each maintenance contract for any such equipment shall include a provision that such contractor shall be required to coordinate any activities performed on the roof of the Building by a roofing contractor, so as to not void any roof or related warranties.

(b)Except in connection with the repair of any damage caused solely by Landlord’s or any of Landlord’s Representatives gross negligence or willful misconduct, Landlord shall not be required to (i) furnish any services or facilities or make any repairs or alterations in or to the Premises, (ii) build or rebuild any improvements on the Premises; (iii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iv) maintain the Premises (including any parking or common areas which comprise part of the Premises) in any way. Tenant hereby expressly and unconditionally waives, to the fullest extent now or hereafter permitted by Law, the right to make repairs or perform any maintenance at the expense of Landlord which right may be provided for in any Law in effect at the time of the execution and delivery of this Lease or which may hereafter be enacted. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises. However, on default of Tenant beyond the expiration of any applicable notice and cure periods in making such repairs or replacements, Landlord may, but shall not be required to, make such repairs and replacements for Tenant’s account and the expense thereof shall be paid by Tenant to Landlord upon demand with interest at the Default Rate until paid.

(c)Except as expressly set forth herein, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition or maintenance of or to the Premises or any part thereof or any improvements thereto; or

(ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof.

(d)Notwithstanding anything to the contrary contained in this Lease, , if, during the last twelve (12) months of the Term Landlord requests or demands that Tenant make a capital repair, replacement, or improvement (a “Capital Alteration”) for which Tenant is responsible pursuant to the terms of this Lease, other than a Capital Alteration that (i) relates to life safety or (ii) is required by Law, then Tenant shall provide written notice thereof to Landlord specifying the nature of the Capital Alteration, Tenant’s preliminary estimate of the cost therefor, and Tenant’s reasonable determination of the useful life of the applicable Capital Alteration (a “Tenant CapEx Notice”). Within thirty (30) days after receipt of Tenant’s notice, Landlord shall provide written notice to Tenant electing to either (x) waive Tenant’s obligations to perform such Capital Alteration (a “Waiver Election”) or (y) require Tenant to perform such Alteration (an “Amortization Election”), which Amortization Election shall include any objections to Tenant’s determination of the useful life of the applicable Capital Alteration. If Landlord does not timely provide such notice and it is entitled to make a Waiver Election with respect to the applicable item, it will be deemed to have made a Waiver Election. In the event Landlord makes an Amortization Election or is not entitled to provide a Waiver Election with respect to the applicable matter and Tenant performs the applicable Capital Alteration, upon substantial completion thereof, Tenant shall provide an invoice to Landlord for the Unamortized Costs of the applicable Capital Alteration, which Unamortized Costs Landlord shall pay to Tenant within thirty (30) days following receipt of the invoice from Tenant. As used herein, the term “Unamortized Costs” means the portion of the actual, out-of-pocket cost of the applicable Capital Alteration attributable to the period occurring after expiration of the Term calculated as if such cost was amortized on a straight-line basis over the useful life of the applicable Capital Alteration, as reasonably determined by Tenant; provided that the cost of the applicable Capital Alteration used to calculate the Unamortized Costs shall not exceed the estimated cost set forth in the Tenant CapEx Notice unless such increase has been approved by Landlord. To the extent that Landlord pays to Tenant any Unamortized Costs and Tenant subsequently exercises a Renewal Option under this Lease which results in Landlord having paid Unamortized Costs on account of time periods that fall within the Term, Tenant shall reimburse any overpayment by Landlord within thirty (30) days following receipt of an invoice therefor from Landlord.

(e)Without limiting Tenant’s obligations hereunder, Tenant shall complete the work set forth on Exhibit G4 (the “Required Repairs”), if any, within the

4 Schedule of immediate repairs to be discussed between business teams prior to inserting in broken out drafts.

timeframes set forth thereon. Landlord shall have the right to engage, at Tenant’s sole cost and expense not to exceed $11,000.00 in the aggregate for the Property and all other properties acquired by Landlord pursuant to the Purchase Agreement, a consultant to oversee the completion of the roof repairs more particularly described on Exhibit G and advise Landlord with respect to the same.

12.	Compliance with Laws.

Tenant shall, at its sole cost and expense, use and maintain the Premises in compliance with all Laws, and Tenant shall, at its sole cost and expense, comply with all Laws applicable to or having jurisdiction over the use, occupancy, operation, and maintenance of the Premises, including without limitation, all Environmental Laws, the ADA and other access laws and those which require the making of any structural, unforeseen or extraordinary changes and including those which involve a change of policy on the part of the governmental body enacting the same. Tenant shall, at its sole cost and expense, comply with all Encumbrances affecting the Premises or any portion thereof (excepting Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage and further excepting any other Encumbrances created by Landlord unless required by Law or approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed). Tenant, at its sole expense, shall comply with the requirements of policies of special form insurance coverage at any time in force with respect to the Premises as required pursuant to Section 16 hereof and with the provisions of all contracts, agreements and restrictions that affect the Premises or any part thereof (including the ownership, occupancy or use thereof), excepting any obligations of Landlord under any Landlord Mortgage and further excepting any other contracts, agreements, and restrictions entered into by Landlord without Tenant’s written consent, unless such contracts, agreements or restrictions are required by applicable Law. Without diminishing the obligations of Tenant, if Tenant shall at any time fail to comply as promptly as reasonably practicable with any Laws applicable to the Premises, or the use and occupation thereof, Landlord may, following prior written notice to Tenant, cause the Premises to so comply and the reasonable costs and expenses of Landlord in such compliance shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate until paid.

13.	Surrender of Premises.

Upon the expiration of this Lease pursuant to its terms (or, in the event of a termination of this Lease on a date other than the scheduled Expiration Date of this Lease, as promptly as commercially practicable thereafter (but in any event within thirty (30) days thereafter during which 30-day period Tenant shall be liable for holdover rent pursuant to Section 30 hereof)), Tenant shall surrender to Landlord the Premises, including all Alterations constructed by Tenant therein and all Personal Property (other than Alterations that Tenant is required to remove in accordance with Section 14 below and expressly excluding any and all Tenant’s Personal Property), free and clear of any occupants or tenancies (including subtenancies) (other than subtenants under subleases as in effect on the date hereof) and in compliance with Law (including, without limitation, Environmental Laws), to the extent required by Section 12 and Section 28, and in as good (or better) condition and repair as required pursuant to Section 11, reasonable wear and tear and damage from fire or other casualty excepted. Upon the expiration or earlier termination of this Lease, Tenant shall have the right to remove any or all of Tenant’s Personal Property installed or placed on the Premises by Tenant or any subtenant or assignee of Tenant, in which case Tenant shall be responsible for repairing any and all damage to the Premises caused by said removal. In the event Tenant fails to remove all of Tenant’s Personal Property from the Premises within thirty (30) days after expiration or earlier termination of this Lease; then any such Tenant’s Personal Property not so removed shall, at Landlord’s election, be deemed abandoned and become the property of Landlord without any payment or offset therefor if Landlord so elects. If Landlord shall not so elect, Landlord may remove such property from the Premises and have it stored or discarded at Tenant’s risk and expense. Tenant shall repair and restore and save Landlord harmless from all damage to the Premises caused by such removal by Landlord, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord’s Representatives. Notwithstanding anything to the contrary contained herein, in the event that any applicable EV Agreements are still in force at the expiration or earlier termination of this Lease, unless requested by Landlord, Tenant shall not remove the EV Equipment and such EV Equipment shall become the property of Landlord without any payment or offset therefor.

14.	Alterations.
(a)Tenant shall not make any alterations, renovations, additions or improvements to the Premises or any portion thereof (“Alterations”) without first obtaining the prior written consent of Landlord; provided, however, that so long as no Event of Default has occurred, Landlord’s prior written consent shall not be required for any Alterations to the Premises that: (i) are not structural additions or structural alterations to the Premises;

(ii) will not change the essential nature of any Building as to its current use or ancillary uses; (iii) will not materially and adversely affect the structural elements or roof of any Building, the proper functioning of a Building’s systems or the value of such Building; and (iv) do not exceed the cost of Three Hundred Thousand and No/100 Dollars ($300,000) on a per project basis. For purposes of this Section 14(a), any Alterations made to a drive- through lane, drive-through canopy, or related element on the Premises shall not be considered structural in nature. In seeking approval from Landlord of any Alterations, if required, Tenant shall provide Landlord with (1) full and complete drawings and Plans for the proposed Alterations prepared by the Architect or engineer; and (2) notice of whether the Alteration will involve or affect Hazardous Materials. Tenant shall not have the right to seek any zoning changes or variances in connection with any Alterations without Landlord’s approval, which approval may (1) not be unreasonably withheld, conditioned or delayed if the zoning change or variance is purely additive and in connection with the use of the Premises as an office building or bank branch or ancillary use and (2) be withheld in Landlord’s sole and absolute discretion if the zoning change or variance is not purely additive and in connection with the use of the Premises for a use other than as an office building or bank branch or ancillary use. Landlord and Tenant agree that any such Alterations (including, without limitation, any need for Landlord consent in connection therewith) shall be subject to this Section 14. Tenant shall procure all necessary governmental permits and approvals prior to commencing construction of any Alteration. Tenant shall reimburse Landlord upon demand for any reasonable out-of-pocket costs, including, without limitation, attorney’s fees and engineering advisor’s fees not to exceed $7,500, and any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee, related to Landlord’s review of any Alterations where Landlord approval is required or where requested by Tenant, provided that any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee shall not be subject to the foregoing $7,500 cap.

(b)All Alterations shall be constructed by Tenant, without expense to Landlord, in a good, first-class, professional and workmanlike manner so as not to void or make voidable any roof or other warranties, employing materials of first-class quality free of material defects, and in compliance with all Laws, Encumbrances and all regulations and orders, rules and regulations of the American Insurance Association (formerly the Board of Fire Insurance Underwriters) or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease. Tenant shall comply with the insurance requirements set forth in Section 16.

(c)Promptly upon the completion of construction of any Alteration that is permanently affixed to the Premises and alters the existing footprint or elevation of a Building, Tenant shall deliver to Landlord one complete set of “as built” drawings thereof (and if the Alterations involve any change to the footprint of the applicable Building or the erection of a new building, an ALTA survey for the Premises certified to Landlord and any Landlord Mortgagee), proof of payment for all labor and materials, and if and to the extent commercially obtainable, copies of guarantees, if any, from the Contractor in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship, and requiring the correction of the same upon demand of Landlord and Tenant at the expense of such Contractor.

(d)All Alterations, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Tenant (other than Tenant’s Personal Property installed or placed on the Premises by or on behalf of Tenant) shall be Landlord’s property and will remain with the Premises without compensation to Tenant. Notwithstanding the foregoing, in the case of any Alteration requiring Landlord’s prior written approval, Landlord may condition such approval on Tenant’s agreement to remove all or a portion of such Alteration at the end of the Term; provided that Landlord may not, in any event, require the removal of any bank vaults, safes, safe deposit boxes or overnight deposit boxes installed by Tenant or any cables, wiring, and conduits below floors, behind walls, or above dropped ceilings. Landlord shall provide Tenant with written notice, simultaneously with Landlord’s written approval of any Alteration, of Tenant’s obligation to remove such Alteration at the end of the Term. If Landlord does not notify Tenant of Landlord’s demand for Tenant to remove such Alteration, such Alteration may be removed at Tenant’s option. Upon the expiration or sooner termination of this Lease, all Alterations on the Premises required by Landlord to be removed as aforesaid shall be removed from the Premises by Tenant, and the Premises shall be restored, at Tenant’s expense, to a substantially similar condition as existed on the Commencement Date, reasonable wear and tear and damage from fire or other casualty excepted.

(e)During the Term, Tenant shall have the exclusive right without first obtaining Landlord’s prior written consent, but subject to compliance with all Laws and Encumbrances, to install, operate, maintain, remove and/or relocate any and all of Tenant’s Personal Property, including any associated improvements in the Building or on the Property, at Tenant’s sole discretion, but subject to all other applicable provisions of this Section 14. All of Tenant’s Personal Property shall remain the sole property of Tenant unless otherwise expressly provided herein. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, but not the obligation, to remove any and all of Tenant’s Personal Property (including, without limitation, all ATMs, safes, safety deposit boxes, overnight deposit boxes, and drive-up teller kiosks) and any associated improvements, on or prior to surrendering the Premises, provided that, if Tenant elects to not so remove such property, they shall become Landlord’s personal property on expiration or sooner termination of this Lease and further provided that, if Tenant removes such items, Tenant shall be solely responsible for any repairs made necessary by such removal to bring the Premises to a substantially similar condition as existed on the Commencement Date, reasonable wear and tear and damage from fire or other casualty excepted.

15.	Entry by Landlord.
(a)Subject to Section 15(b), Landlord or Landlord’s Representatives shall have the right to enter the Premises or any portion thereof during normal business hours (or at such other times as approved by Tenant in advance, which approval shall not be unreasonably withheld or delayed, or as may be reasonably necessary in emergency situations to address any condition that poses an immediate threat to human health, safety, or welfare) to (i) inspect the Premises, which shall include conducting environmental tests and investigations as provided under Section 28, (ii) exercise its rights and/or obligations under this Lease, or (iii) show the Premises to prospective purchasers, lenders, or, during the last eighteen (18) months of the Term, prospective tenants; and Tenant shall not be entitled to any abatement or reduction of Base Rent by reason thereof, nor shall such entry or action by Landlord constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing. No such entry shall be deemed an eviction of Tenant. At any time during which Landlord or Landlord’s Representatives are on the Premises, they shall use commercially reasonable efforts to not unreasonably interrupt or interfere with Tenant’s use of the Premises and shall not cause any damage or injury to persons or property on the Premises.

(b)Landlord shall give Tenant prior notification by email at the Tenant Notice Address, as well as any other e-mail addresses provided by Tenant to Landlord for such purpose, at least two (2) business days prior to Landlord’s entry into the Premises pursuant to Section 15, except as Tenant may otherwise consent in writing or as may be reasonably necessary in emergency situations that pose an imminent threat to human health or safety (for which only such notice as is reasonably practicable under the circumstances shall be required, if any). Landlord and Landlord’s Representatives shall provide proper identification upon request while on the Premises. All parties, including, but not limited to, Landlord, prospective purchasers, lenders or tenants, may, at Tenant’s election, be accompanied by an employee of Tenant at all times while within the Premises. If Landlord intends to show the Premises to any prospective purchasers, lenders or tenants who are reasonably determined by Tenant to be a competitor of Tenant, Landlord shall additionally provide Tenant the name of such prospective purchaser, lender, or tenant. Notwithstanding anything herein to the contrary, Landlord hereby acknowledges and agrees that neither the Landlord Indemnified Parties nor any of Landlord’s contractors or invitees entering the Premises pursuant to this Section 15 shall have the right to enter any vaults, technology or computer equipment rooms, or other areas designated or marked by Tenant as “Restricted”, “secure areas,” or similar designations without the prior written consent of Tenant, which consent may be withheld in Tenant’s reasonable discretion. If Tenant’s consent to any such entry is granted, such entry shall be made only with a representative of Tenant present (except that Tenant’s consent and presence during entry shall not be required in emergency situations that pose an imminent threat to human health or safety, for which only such notice as is reasonably practicable under the circumstances shall be required, if any). In no event shall Tenant be required to provide Landlord with access to Tenant’s alarm code or keys or other independent means of entry to the Premises or any portion thereof.

(c)Except as otherwise set forth herein, Landlord shall protect, indemnify, defend and hold harmless all Tenant Indemnified Parties from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation, reasonable counsel fees and court costs, to the maximum extent permitted by Law, actually imposed upon, asserted against, suffered or incurred by any Tenant Indemnified Party by reason of any claim, suit, or judgment obtained or brought by or on behalf of any person or persons against any Tenant Indemnified Party, for damage, loss, or expense due to bodily injury or property damage sustained by such person or persons, which arise out of, are occasioned by, or attributable to Landlord or Landlord’s Representatives’ gross negligence or willful misconduct during Landlord’s entry onto the Premises to perform any of its obligations or exercise any of its rights during the Term. In the event any action or proceeding shall be brought against any Tenant Indemnified Party by reason of any such claim described in the foregoing sentence (a “Tenant Claim”), Landlord shall defend the same at Landlord’s sole expense by counsel reasonably satisfactory to Tenant. If at any time a Tenant Indemnified Party shall have received written notice of or shall otherwise be aware of any Tenant Claim which is subject to indemnity under this Section 15(c), such Tenant Indemnified Party shall give reasonably prompt written notice of such Tenant Claim to Landlord; provided, that, except to the extent Landlord is prejudiced in its defense of such Tenant Claim, the failure of such Tenant Indemnified Party to give such a notice to Landlord shall not limit the rights of such Tenant Indemnified Party or the obligations of Landlord with respect to such Tenant Claim. Landlord shall have the right to reasonably control the defense or settlement of any Tenant Claim, provided that: (1) if the compromise or settlement of any Tenant Claim shall not result in the complete release of the subject Tenant Indemnified Party, the compromise or settlement shall require the prior written approval of such Tenant Indemnified Party, not to be unreasonably withheld, conditioned, or delayed; and (2) no such compromise or settlement shall include any admission of wrongdoing on the part of any Tenant Indemnified Party, provided further that any Tenant Indemnified Party shall have the right, but not the obligation, at its election and sole cost and expense, to participate fully in the defense of any Tenant Claim with counsel of its choice. Landlord’s liability under this Section 15(c) shall survive the expiration or earlier termination of this Lease.

16.	Tenant’s Insurance Obligations.
(a)During the Term, Tenant shall provide and maintain property insurance on the Building and other improvements on the Premises on an all-risk basis against physical loss or damage by fire and all other risks and perils, including but not limited to, windstorm, including named windstorm, hail, mudslide and terrorism, in amounts no less than the full replacement cost, excluding excavations, footings and foundations, and with a deductible no greater than Twenty Five Thousand and No/100 Dollars ($25,000) for all perils except flood (which shall have a deductible no greater than One Hundred Thousand and No/100 Dollars ($100,000.00)), [earthquake (if required herein, which shall have a deductible no greater than the greater of

$50,000.00 or 10%),]5 and windstorm, including named windstorm, or hail (which shall have a deductible no greater than 5%). [Earthquake coverage shall only be required if the Premises are deemed to have an SEL (scenario expected loss) of 20% or higher, with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss) multiplied by the full replacement cost of the Building]6. Such insurance shall be on terms (i) that have an agreed amount endorsement or with no co-insurance provisions; and (ii) with no exclusions for vandalism, malicious mischief, sprinkler leakage or terrorism. Boiler and Machinery Coverage, also referred to as Equipment Breakdown Coverage, shall be procured either by endorsement to the property policy or under a separate placement in an amount no less than one hundred percent (100%) of the replacement cost or as otherwise approved in writing by Landlord. The property insurance required hereunder shall (i) cover at least 30 days’ loss sustained when access to all or a portion of a Building is prevented due to an insured peril at a location in the vicinity of the Premises (such requirement may be satisfied by way of “egress/ingress” coverage/endorsement); (ii) cover loss sustained due to the action of a public authority preventing access to the Building if such order is the direct result of physical damage of the type insured against at such Building or within 1,000 feet of it, together with an ordinance or law extension for the period of any restoration with the undamaged portion of the Building included up to the Building limit and at least a limit equal to twenty percent (20%) or the Building limit for demolition and increased cost of construction (such requirement may be satisfied by way of “civil authority” coverage/endorsement); (iii) insure loss caused by equipment or mechanical breakdown; (iv) cover loss sustained due to the accidental interruption or failure of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the Premises; (v) name Landlord as an Additional Insured and Loss Payee, as designated by Landlord; (vi) name any Landlord’s Mortgagee as mortgagee and contain a lender’s loss payable endorsement (or the equivalent thereof) in favor of said Landlord’s Mortgagee; and (vii) contain an endorsement providing coverage for cleanup of sudden and accidental pollution releases, with a sub-limit of at least One Hundred Thousand and No/100 Dollars. In addition to the foregoing coverages on the Building, Tenant shall maintain property insurance covering Tenant’s machinery, equipment, furniture, fixtures, and all other Tenant’s Personal Property at a limit of liability

5 The bracketed language will only be included for properties with Earthquake Coverage required (collectively, the “Earthquake Coverage Properties”): The bracketed language will be deleted from all other leases.

6 The bracketed language will only be included for those leases that cover the Earthquake Coverage Properties and will be deleted from all other leases.

determined by Tenant in its sole discretion. During the period of any restoration and repair of the Premises or any portion thereof, Tenant shall maintain an “all-risk” property policy or an “all-risk” Builder’s Risk policy on a completed value basis for the full replacement cost of the property being repaired and restored, if and when there is a structural restoration and/or major repair required at any Building. All parties with an insurable interest, including Landlord and any Landlord Mortgagee, must be additional insureds and/or loss payees, as designated by Landlord, under the foregoing property or builder’s risk policy. To the extent any portion of the Premises is located within a Special Flood Hazard Area, Tenant shall maintain NFIP flood insurance, to the extent NFIP will provide such coverage, for the Premises and name Landlord as an additional named insured.

(b)	During the Term, Tenant shall also provide and maintain the following insurance at the terms and in the limits specified below for the Premises:
(i)Commercial General Liability Insurance against claims for third party Bodily Injury, Personal/Advertising Injury, Property Damage, and Products/Completed Operations Liability. Such insurance shall be written on an occurrence basis, include a per location aggregate if insuring multiple locations, and include, without limitation, coverage for terrorism and assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in this Lease to which this insurance applies. Limits shall be no less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate with no retention or self-insurance provision unless otherwise agreed to in writing in advance by the Landlord. Tenant shall cause Landlord and its lender(s) or other designees to be named as additional insureds under such insurance.

(ii)Workers Compensation and Employer’s Liability Insurance insuring against and satisfying Tenant’s obligations and liabilities under the workers compensation laws of the jurisdiction in which the Premises are located, with Employers Liability minimum limits per insured of One Million and No/100 Dollars ($1,000,000.00). Such policies shall include voluntary coverage. Tenant’s worker’s compensation policy shall include a waiver of subrogation in favor of the Landlord and any Landlord Mortgagee.

(iii)Automobile Liability Insurance for liability arising out of claims for bodily injury and property damage arising from owned (if any), leased (if any), non-owned and hired vehicles used in the performance of Tenant’s business upon the Premises, with a combined single limit of One Million and No/100 Dollars ($1,000,000.00) per accident for bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

(iv)Umbrella or Excess Liability Insurance written on an occurrence basis and covering claims in excess of the underlying insurance described in the foregoing subsections (i), (ii) and (iii) above, with a Fifteen Million and No/100 Dollars ($15,000,000.00) minimum limit per occurrence. Such insurance shall contain a provision that it will drop down as primary and noncontributory insurance in the event that the underlying insurance policy aggregate is exhausted. Such coverage shall also include the peril of terrorism and contain a self-insured retention no greater than $100,000. Tenant shall cause Landlord and any Landlord Mortgagee to be named as additional insureds with a waiver of subrogation under such insurance.

(c)The required limits and coverages of all insurance set forth in Sections 16(a) and 16(b), above, may, to the extent commercially reasonably required by a Landlord Mortgagee, be reasonably adjusted by Landlord from time to time in conformity with the then-prevailing custom of insuring liability in Comparable Buildings; provided that such adjustment shall not occur more frequently than once every five (5) years.
(d)Tenant shall cause all such property policies to permit Tenant’s waiver of claims against Landlord under Section 18 for matters covered thereby. Tenant shall cause Landlord and any Landlord Mortgagee to be named as an Additional Insured, Loss Payee, and/or mortgagee, as their interests may appear and as designated by Landlord, under all property insurance policies and shall cause the coverage to continue for Landlord’s benefit notwithstanding any act or omission on Tenant’s part. By this Section 16, Tenant intends that the risk of loss or damage to the Premises and all property thereon, including Personal Property and Tenant’s Personal Property described above, be borne by responsible property insurance carriers and Tenant hereby agrees to look solely to, and to seek recovery only from, its respective property insurance carriers, in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible shall be treated as though it were recoverable under such policies.

(e)All insurance required to be maintained by Tenant pursuant to Section 16(a) and 16(b) must be maintained with insurers authorized to do business in the jurisdiction in which the Premises is located and which have an A.M. Best Company Rating of at least A/VIII or Standard and Poor’s Rating of at least

A. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. Tenant shall cause all liability and property policies maintained by Tenant to be written as primary policies, not contributing with and not supplemental or excess to any coverage that Landlord or Landlord Mortgagee may carry.

(f)Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket property insurance so long as (i) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease.

(g)If Tenant fails to obtain the insurance coverage, as set forth in this Section 16 and does not cure its failure within 10 days after written notice from Landlord (but in any event prior to cancellation thereof), Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall, upon demand, pay, as additional Rent, the cost thereof.

(h)All policies of insurance required to be maintained pursuant to this Lease shall be endorsed, if commercially available, so that if at any time should they be not renewed, canceled, or reduced in coverage (by any party including the insured) which affects the interests of the Landlord or Landlord Mortgagee, such non-renewal, cancellation or reduction shall not be effective as to Landlord and Landlord Mortgagee for thirty (30) days unless due to non-payment of premium, which shall not be effective for ten

(10) days after receipt by Landlord of written notice from such insurer of such cancellation, non-renewal or reduction. In addition to the foregoing, all policies of insurance required to be maintained pursuant to this Lease shall contain terms in accordance with Tenant’s normal business practice and reasonably acceptable to Landlord and shall (i) contain a separation of insureds clause; (ii) name Landlord and any Landlord Mortgagee as additional insureds and/or loss payees, as required under this Section 16 or otherwise reasonably designated by Landlord; and (iii) be endorsed to waive any rights of subrogation against Landlord as required under this Lease. All policies of insurance required to be maintained pursuant to this Lease (other than in respect to automobile liability or workers compensation insurance) shall insure the interests of Landlord and Tenant regardless of any breach or violation by Tenant or any other party of warranties, declarations or conditions contained in such policies or any action or inaction of Tenant or others.

(i)Prior to the Commencement Date, and at least ten (10) days prior to each policy anniversary, Tenant shall furnish Landlord with certificates of insurance or binders, in a form reasonably acceptable to Landlord, evidencing all of the insurance required by the provisions of this Lease for the benefit of Landlord and required to be in force by the provisions of this Lease. Such certificates of insurance or binders shall be executed by each insurer or by an authorized representative thereof. Such certificates of insurance or binders shall identify underwriters, the type of insurance, the insurance limits and deductibles, and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Lease. At Landlord’s request, Tenant shall furnish complete copies of all insurance policies required to be carried by Tenant pursuant to this Lease.

(j)Prior to the commencement of construction of any Alteration, any party performing work at the Premises, including Tenant, shall deliver to Landlord certificates evidencing the existence of (i) statutory workmen’s compensation insurance covering all employees of the party, which must include  a  waiver  of  subrogation  in  favor of  the  Landlord;  and

(ii) commercial general liability insurance, including completed operations coverage, endorsing Landlord and any Landlord Mortgagee as Additional Insureds with minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate. Regardless of the party performing the Alterations, the Tenant shall maintain all-risk property coverage, either under its own property policy or a separate builder’s risk policy, for the full replacement value of the Alterations and existing Building. All parties with an insurable interest, including Landlord and any Landlord Mortgagee, must be insureds under the foregoing property or builder’s risk coverage during the duration of construction of the Alterations.

(k)If at any time during the term of this Lease, (x) an Event of Default has occurred and is continuing for a period of ten (10) business days or (y) an Event of Default under Section 24(iii) occurs, Landlord may, at its option, upon thirty (30) days written notice to Tenant, obtain any insurance required of Tenant under this Lease, and Tenant shall pay as additional Rent the cost thereof .
17.	OFAC.

(a)Tenant has taken and will take all reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect ownership interest in Tenant, to assure that funds invested by such holders in Tenant are derived from legal sources; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest in Tenant is in or through an entity whose stock or shares are listed and traded on any recognized stock exchange located in the United States (a “U.S. Publicly-Traded Entity”).

(b)Tenant hereby represents and warrants that neither Tenant nor, to the actual knowledge of Tenant, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Tenant (1) has been designated on any list by the President of the United States or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. § 4301, et seq., the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq.,

the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or otherwise a person or entity with whom U.S. persons or entities are prohibited from dealing pursuant to OFAC Laws and Regulations (including without limitation persons or entities identified on the “List of Specially Designated Nationals and Blocked Persons”) (any of the foregoing, and any person owned or controlled by any of the foregoing, “Prohibited Persons”), (2) is under investigation by any governmental authority for, or has been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (3) has been assessed civil penalties under these or related laws, or

(4) has had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity. If the foregoing representations are, or become untrue at any time during the Term, and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

(c)Tenant has taken and will take reasonable steps, consistent with industry practice for comparable organizations and in any event as required by Law, to ensure that Tenant is and shall be in compliance with all (1) Anti-Money Laundering Laws and (2) OFAC Laws and Regulations. Tenant will not during the Term knowingly engage in any transactions or dealings, or knowingly be otherwise associated, with any Prohibited Persons in connection with the use or occupancy of the Premises.

(d)A breach of the representations and/or covenants contained in this Section 17 by Tenant as a result of which Landlord suffers actual damages shall constitute an immediate Event of Default and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

(e)For purposes of this Section 17, all references to “the actual knowledge of Tenant”, “Tenant’s actual knowledge” or words of similar import shall mean and refer to only the actual knowledge, without any duty of investigation or inquiry, of the corresponding officer or representative of Tenant reasonably expected to have knowledge of matters relating to compliance with Anti-Money Laundering Laws.
(f)Landlord hereby represents and warrants that neither Landlord, nor, to the actual knowledge of Landlord, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Landlord (1) are Prohibited Persons, (2) are under investigation by any governmental authority for, or have been charged with, or convicted of,  any violation of any Anti-Money Laundering Laws or drug trafficking, terrorist-related activities, or other money laundering- predicated crimes, (3) have been assessed civil penalties under any of the foregoing or related laws, or (4) have had any of its funds seized or forfeited in an action under any of the foregoing or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly- Traded Entity.

(g)For purposes of this Section 17, all references to “the actual knowledge of Landlord”, “Landlord’s actual knowledge” or words of similar import shall mean and refer to only the actual knowledge, without any duty of investigation or inquiry, of the Chief Financial Officer (or, if there is no Chief Financial Officer of Landlord, the corresponding officer or representative of Landlord reasonably expected to have knowledge of such matters).
18.	Waiver of Subrogation.

Notwithstanding anything to the contrary set forth in this Lease, to the fullest extent permitted by Law, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to the property of the releasing party to the extent the loss or damage is covered by property insurance carried or required by this Lease to be carried by the releasing party EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF LANDLORD OR TENANT OR THEIR RESPECTIVE

EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible or self-insured retention relates. Each party shall pay any additional expense, if any, for obtaining such waiver.

19.	Fire or Other Casualty.
(a)All proceeds payable by reason of any property loss, damage, or destruction of or to the Premises by fire or other casualty, or any portion thereof, under any property policy of insurance required to be carried hereunder, shall be paid to a third party escrow agent selected by Landlord and reasonably acceptable to Tenant (it being agreed that Landlord Mortgagee shall be deemed a reasonably acceptable escrow agent) (“Escrow Agent”), to act as escrow agent as provided in this Section 19, and any and all costs and fees associated with such escrow shall be borne solely by Tenant. All such insurance proceeds shall be held by Escrow Agent and made available to

Tenant upon request for the purpose of restoration of the Premises, pursuant to the procedures set forth in this Section 19, for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction, and repair, as the case may be, of the Premises, or any portion thereof. All proceeds paid to Tenant by Escrow Agent shall be used for the restoration, reconstruction, and/or repair of or to the Premises. Any excess proceeds of insurance remaining after completion of the restoration or reconstruction of the Premises to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality, all to Landlord’s reasonable satisfaction and in accordance with the general terms and conditions of Exhibit C attached hereto, as applicable (collectively, “Restoration Standards”), shall be paid to Tenant. Any and all salvage resulting from any risk covered by insurance for damage or loss to the Premises shall belong to Tenant. Tenant shall have the right to reasonably prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Section 19.

(b)Subject to the terms of this Section 19, Landlord shall cause to be made available to Tenant, through Escrow Agent, the insurance proceeds (net of all reasonable administrative and collection costs, including reasonable attorneys’ fees) paid to Landlord or Landlord Mortgagee for such repair and rebuilding of the Premises as it progresses. Payments shall be made against certification of the Architect or Contractor responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the approved plans and specifications therefor, if applicable, and that the value of the work in place is equal to not less than one hundred ten percent (110%) of the aggregate amount advanced by Landlord for the payment of such work. Prior to commencing the repairing and rebuilding, Tenant shall deliver to Landlord for Landlord’s approval a schedule setting forth the estimated monthly draws for such work. Landlord shall cause Escrow Agent to contribute to Tenant’s payments for the repair and rebuilding of the Premises, out of the insurance proceeds being held by Escrow Agent, in an amount equal to the proportion that the total net amount so held by Escrow Agent bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work. Landlord may, however, instruct Escrow Agent to withhold ten percent (10%) from each such contribution payment until the work has been completed and unconditional lien releases and/or other proof has been furnished to Landlord that no lien or liability has attached, or will attach, to the Property in connection with repairing, reconstructing, and rebuilding, at which time Landlord shall cause Escrow Agent to pay to Tenant the amount(s) so withheld. In addition, disbursement of such proceeds to Tenant is subject to any reasonable and customary conditions of a Landlord Mortgagee.

(c)If the Premises or any portion thereof is damaged by fire or other casualty, whether or not from a risk covered by insurance, Tenant shall give Landlord prompt written notice thereof and Rent shall continue unabated notwithstanding any casualty. The provisions of this Lease, including this Section 19, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises; and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises. In furtherance of the foregoing, Tenant (i) waives any statutory rights of termination which may arise by reason of any damage or destruction of the Premises, or any portion thereof, and (ii) agrees that any and all rights to terminate this Lease for such reason shall be governed exclusively by the provisions of this Lease.

(d)In the event of a fire or other casualty after which this Lease is not terminated pursuant to Section 19(e), Tenant shall, at its expense regardless of the amount of any such damage or destruction and whether or not the insurance proceeds attributable to such damage or destruction were made available to Tenant, if any, shall be sufficient for the purpose, cause the Premises to be repaired, restored and replaced in accordance with all Laws, this Section 19(d), and the Restoration Standards, as expeditiously as practicable using reasonable diligence, to a condition as nearly as practicable to that which existed immediately prior to occurrence of the fire or other casualty and otherwise in a good workmanlike manner, using new materials of like quality.

(e)Notwithstanding the foregoing, if, during the last twelve (12) months of the Term, (x) the Premises are substantially damaged (to the extent of seventy-five (75%) percent or more of the replacement cost of the Building, as certified by Tenant’s architect or engineer), or (y) the Premises are rendered wholly unusable, by fire or other casualty; then, in any such event, Tenant may elect not to restore the Premises and to terminate the Lease by written notice to Landlord given within sixty (60) days after such fire or casualty. In such event, the date for the expiration of this Lease shall be the date on which Landlord is paid by Tenant (whether with the insurance proceeds and/or its own funds) the sum equal to the replacement costs for the Building (excluding the replacement costs of Tenant’s Personal Property). Upon such date, the Term shall expire as fully and completely as if it were the Expiration Date. Any Rent owing shall be paid up to such termination date, and any payments of Rent made by Tenant that were on account of any period subsequent to such date shall be returned to Tenant.

(f)Except with respect to the termination of this Lease pursuant to Section 19(e), no damage or destruction of the Premises or any portion thereof as a result of fire or any other hazard, risk or casualty whatsoever shall relieve Tenant from Tenant’s liability and obligation to timely pay the full Rent payable under this Lease and Rent shall continue unabated notwithstanding any casualty.

20.	Condemnation.
(a)Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting the Premises or any portion thereof, and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection therewith. Subject to the remainder of this Section 20, if during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, all compensation awarded or paid as a result thereof shall belong to and be the property of Landlord, without any participation by Tenant and without any deduction therefrom for any estate hereby vested in or owned by Tenant; and Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled by reason of any taking of the Premises or any part thereof, subject to the other provisions of this Section 20. Landlord shall have the exclusive power to collect, receive and retain any such award proceeds and to make any compromise or settlement in connection with such award; provided that Landlord shall consult with Tenant in the settlement or compromise of any such award to the extent Tenant has any restoration obligations relating to such taking pursuant to this Section 20. Nothing herein shall be deemed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceeding for loss of business, or depreciation to, damage to or cost of removal of, or for value of, stock, trade fixtures, furniture, machinery, equipment and other personal property belonging to Tenant (including, without limitation, Tenant’s Personal Property), provided that no such claim shall diminish or otherwise adversely affect Landlord’s award. Tenant agrees to execute any and all further documents that may be reasonably required in order to facilitate collection by Landlord of any and all awards belonging to Landlord as provided in this Section 20(a). Tenant, in cooperation with Landlord, shall have the right to participate in any condemnation proceedings for the purpose of protecting Tenant’s interest hereunder.

(b)If, during the Term, all or substantially all of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof; then Tenant may, not later than thirty (30) days after any such taking, give notice to Landlord of its intention to terminate this Lease on any business day specified in such notice which occurs not less than thirty (30) nor more than one hundred eighty (180) days after such taking. In such event, this Lease shall terminate on the date set forth in the notice provided by Tenant and upon such termination neither party shall have any obligation to the other under this Lease except for any such obligations that expressly survive the termination of this Lease. A taking of substantially all of the Premises under this Section 20(b) shall be deemed to have occurred if (i) thirty-five percent (35%) or more of the square footage of the Building shall have been subject to a taking, and the Premises can no longer reasonably be used by Tenant in substantially the manner it has previously operated or (ii) there shall have been a permanent loss of access, ingress or egress, parking capacity or any other appurtenance necessary for the operation of the Premises substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor.

(c)If, during the Term, all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof and if the Lease is not terminated pursuant to Section 20(b) as expressly provided therein, then this Lease shall continue in full effect without abatement or reduction of Rent or other sums payable by Tenant under this Lease, notwithstanding such taking or private purchase. Tenant shall, promptly after any such taking and at its expense (regardless of whether any awards are available as a result of such taking), repair any damage caused by any such taking in accordance with this Section 20 and the Restoration Standards and so that, after the completion of such repair, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such taking, except for ordinary wear and tear. All of the net award collected by Landlord pursuant to Section 20(a) shall be held by Landlord (or Landlord Mortgagee) and applied and paid over toward the cost of repair of damage due to such taking against certificates of Tenant, signed by an authorized officer of Tenant, delivered to Landlord from time to time as such repair progresses or is completed, each such certificate describing such repair for which Tenant is requesting payment, the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such repair. If the cost of repairs shall exceed the net award collected by Landlord, Tenant shall pay the deficiency. Any balance remaining in the hands of Landlord after payment of such costs of demolition, repair and restoration shall be retained by Landlord.

(d)If the use or occupancy of the Premises or any portion thereof shall be temporarily requisitioned by any governmental authority, civil or military (other than in connection with a taking, in which case the terms set forth in Section 20(a) through Section 20(c) shall govern); then this Lease shall continue in full effect notwithstanding such requisition, without abatement or reduction of Rent or other sums payable by Tenant hereunder, provided that Tenant shall be entitled to receive the entire net award payable by reason of such temporary requisition. Any requisition lasting for a duration equal to or longer than the remaining Term of this Lease shall be considered a taking of substantially all of the Premises under Section 20(b), and Tenant shall be afforded the termination rights as and to the extent set forth in said Section 20(b).

21.	Indemnification.

(a)Notwithstanding the existence of any insurance required to be provided hereunder (but not in duplication thereof), without regard to the policy limits of any such insurance, and in addition to and not in limitation of any other indemnity provided in this Lease; Tenant shall protect, indemnify, defend and hold harmless all Landlord Indemnified Parties from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law (“Losses”) imposed upon, asserted against or suffered or incurred by any Landlord Indemnified Party directly or indirectly, which arise out of, are occasioned by, or are in any way attributable to or related to the following: (i) Tenant’s or any subtenant’s use or occupancy of the Premises;

(ii) the conduct of Tenant’s or any subtenant’s business at the Premises; (iii) any activity, work or thing done or permitted by or on behalf of Tenant or its agents, contractors or subtenants in or about the Premises; (iv) the condition of the Premises; (v) Tenant’s obligations under this Lease; (vi) any sublease existing as of the Commencement Date or any other sublease, license or occupancy agreement entered into by Tenant, (vii) any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant or Tenant’s Representatives; or (viii) the Premises or any accident, injury to or death of any person or damage to any property howsoever caused in or on the Premises, except to the extent that any of the foregoing arise from or are caused by the gross negligence or willful misconduct of Landlord and/or any Landlord Indemnified Parties. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Landlord Indemnified Party in connection with any of the foregoing Losses (“Landlord Claim”). If at any time a Landlord Indemnified Party shall have received written notice of or shall otherwise be aware of any Landlord Claim which is subject to indemnity under this Section 21(a), such Landlord Indemnified Party shall give reasonably prompt written notice of such Landlord Claim to Tenant; provided, that, except to the extent Tenant is prejudiced in its defense of such Landlord Claim, (I) such Landlord Indemnified Party shall have no liability for a failure to give notice of any Landlord Claim, and (II) the failure of such Landlord Indemnified Party to give such a notice to Tenant shall not limit the rights of such Landlord Indemnified Party or the obligations of Tenant with respect to such Landlord Claim. Tenant shall have the right to reasonably control the defense or settlement of any Landlord Claim, provided, that (1) if the compromise or settlement of any Landlord Claim shall not result in the complete release of the Landlord Indemnified Party, the compromise or settlement shall require the prior written approval of the Landlord Indemnified Party, which may be granted or withheld in Landlord’s sole discretion and (2) no compromise or settlement shall include any admission of wrongdoing on the part of the Landlord Indemnified Party, provided, further, that a Landlord Indemnified Party shall have the right, but not the obligation at its election and sole cost and expense, to participate fully in the defense of any Landlord Claim with counsel of its choice. Tenant’s liability under this Section 21 shall survive the expiration or earlier termination of this Lease.

(b)Except to the extent expressly prohibited by Law and excluding any claims for damage or injury to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Parties, Tenant hereby expressly releases the Landlord Indemnified Parties from, and waives all claims for, damage or injury to person, theft, loss of use of or damage to property and loss of business sustained by Tenant as the result of any damage, accident, or event in or about the Premises (including any part thereof, the Building, any equipment therein, or any appurtenances thereto becoming in disrepair) or otherwise in connection with the Personal Property or Tenant’s Personal Property. Without limiting the generality of the foregoing, this Section 21(b) shall apply particularly, but not exclusively, to flooding, damage caused by Building equipment and apparatuses, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices.

22.	Assignment and Subletting.
(a)This Lease shall be fully assignable by the Landlord or its successors and assigns, in whole or in part, in connection with Landlord’s sale or transfer of its interest in the Premises. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee. In addition, Tenant agrees to cooperate reasonably with Landlord in connection with any such sale or assignment at no cost or expense of, or additional liability or adverse effect to, Tenant.

(b)Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and Guarantor and upon the particular purposes for which Tenant intends to use the Premises in entering into this Lease. Except as provided in this Section 22, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion: (i) Tenant shall not assign, transfer, convey, sublease, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise; (ii) no direct or indirect transfer of fifty percent (50%) or more of an interest in Tenant or Guarantor (whether by stock, partnership interest or otherwise, voluntarily or by operation of law) shall occur except for any such transfer to an Affiliate;

(iii) no direct or indirect interest in Tenant and Guarantor shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of Tenant or Guarantor; and (iv) no change of Control of Tenant and Guarantor shall occur (each of items (i) through (iv) are hereinafter referred to as a “Transfer”). Notwithstanding the foregoing, a Transfer shall be permitted upon written notice to Landlord, but without Landlord’s consent if, following such Transfer, the successor or assign in said Transfer has an issuer credit rating equal to or greater than the greater of the credit rating of

(x) Tenant or Guarantor, as applicable, as of immediately prior to such Transfer and (y) BBB- or better from S&P Global Ratings or the equivalent credit rating from Moody’s Investors Service, DBRS Morningstar, or Fitch Ratings (such requirement, the “Credit Requirement”). In the event an assignee of this Lease following a Transfer made pursuant to the foregoing sentence satisfies the Credit Requirement or an affiliate of such assignee that satisfies the Credit Requirement provides a guaranty to Landlord in the form of the Guaranty, Tenant and Guarantor shall be relieved of their respective obligations under this Lease and the Guaranty.

(c)Without limiting the generality of Section 22(b) above, and notwithstanding any other term or condition of this Lease, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to (i) an Affiliate, provided that, in such instance, the original Tenant and original Guarantor shall not be relieved of their respective obligations in connection with this Lease, or (ii) any bank or other Financial Services Institution that acquires all or substantially all of the assets or stock of Tenant by merger, acquisition, purchase or otherwise (such acquiring entity is herein referred to as a “Successor Bank”), provided further that, in no event shall the original Guarantor or original Tenant be relieved of their obligations under this Lease or the Guaranty, as applicable, unless following such assignment, successor Tenant or Guarantor satisfies the Credit Requirement. In the event a Successor Bank or an Affiliate of such Successor Bank satisfies the Credit Requirement and such Successor Bank or its Affiliate that satisfies the Credit Requirement, as applicable, provides a guaranty to the Landlord in the form of the Guaranty, Tenant and Guarantor shall be relieved of their respective obligations under this Lease and the Guaranty.

(d)Notwithstanding anything to the contrary contained herein, no interest in Tenant or Guarantor, or in any individual or person owning directly or indirectly any interest in Tenant or Guarantor, shall be transferred, assigned or conveyed to any individual or person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Tenant or Guarantor, as applicable, and Landlord that (i) the transferee or any person who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (ii) the transferee has taken reasonable measures to assure than any individual or entity who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this Section 22(d) shall not apply if and to the extent the interest being transferred, assigned, or conveyed is in a U.S. Publicly-Traded Entity.

(e)Landlord’s consent to a Transfer, if required under the terms of this Lease, shall be subject to the satisfaction of such conditions as Landlord shall determine in its sole and absolute discretion, including, without limitation, the proposed transferee having satisfactory creditworthiness as determined by Landlord in its sole and absolute discretion. In addition, any such consent shall be conditioned upon the payment by Tenant to Landlord of all out-of-pocket costs and expenses incurred by Landlord in connection with such consent, including, without limitation, reasonable attorneys’ fees not to exceed $7,500, provided that any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee shall not be subject to the foregoing $7,500 cap. The provisions of this Section 22 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Landlord has consented to any previous Transfer. Notwithstanding anything to the contrary contained herein, no Transfer shall relieve Tenant or Guarantor of its obligations under this Lease except as expressly provided in Section 22(c), it being understood that the initial Tenant and Guarantor under this Lease always shall remain liable and responsible for the obligations of the tenant hereunder except as so provided in Section 22(c). Any Transfer in violation of this Section 22 shall be voidable at the sole option of Landlord.

(f)Any Transfer shall not relieve Tenant, or any person claiming by, through or under Tenant or Guarantor, of the obligation to obtain the consent of Landlord, pursuant to this Section 22, to any further Transfer. In the event of a sublease, if there exists an Event of Default, Landlord may collect rent from the subtenant without waiving any rights under this Lease while such Event of Default is continuing. Any rent Landlord may collect from any such subtenant will be first applied to the Rent due and payable under this Lease and any other amounts then due and payable and then applied to the Rent as it becomes due and payable under this Lease. The collection of the Rent and any other sums due and payable under this Lease, from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Section 22(f), an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(g)No Transfer shall impose any additional obligations on Landlord under this Lease. Tenant shall reimburse Landlord (and Landlord Mortgagee, if applicable) for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in conjunction with the reviewing and processing and documentation of any Transfer requiring Landlord’s consent regardless of whether such Transfer is consummated, not to exceed

$7,500.00 (provided that any fees or expenses of Landlord Mortgagee that are required to be paid by Landlord shall not be subject to the foregoing limit).

(h)Notwithstanding anything to the contrary in this Section 22, Tenant may, upon at least ten (10) business days’ prior written notice to Landlord (but without the requirement of obtaining Landlord’s consent) sublease or license Tenant’s interest in this Lease. With respect to any sublease, (i) such sublease, by its terms, must be expressly subordinate to and subject to the terms of this Lease (and all future amendments to this Lease); (ii) the use contemplated under such sublease must not breach the use restrictions herein; (iii) such sublease shall not impose any additional obligations on Landlord under this Lease; and (iv) Landlord shall have no obligation to recognize or to agree to not disturb any subtenant or other occupant of Tenant upon any Event of Default of Tenant under this Lease, unless Landlord shall agree to do so in writing by separate instrument, but Landlord, acting in its sole and absolute discretion, shall have no obligation to do so. In the event of a sublease, if there exists an Event of Default, Landlord may collect rent from the subtenant without waiving any rights under this Lease while such Event of Default is continuing. Any rent Landlord may collect from any such subtenant will be first applied to the Rent due and payable under this Lease and any other amounts then due and payable and then applied to the Rent as it becomes due and payable under this Lease. The collection of the Rent and any other sums due and payable under this Lease from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Section 22(h), an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. For the avoidance of doubt, Tenant shall remain fully liable under this Lease for the Premises, notwithstanding any such sublease. On or before the effective date of such sublease, Tenant shall provide to Landlord, in form and substance reasonably acceptable to Landlord: (A) an acknowledgment and affirmation from such subtenant or a copy of the sublease, providing that such subtenant agrees to be bound by the terms of this Lease with respect to the Premises being subleased; and

(B) an acknowledgment from Tenant that Tenant remains liable for the full and punctual performance of all of the terms and obligations of this Lease.

Notwithstanding anything to the contrary contained herein, any sublease for electric vehicle charging stations at the Premises (an “EV Sublease”) shall be subject to Landlord’s reasonable consent and Landlord shall, at its election, be entitled to 50% of any rent or other proceeds payable to Tenant under any such EV Sublease.

23.	Liens.

Tenant will not, directly or indirectly, create or permit to be created or to remain, and will promptly discharge, at its expense, any mechanic’s, supplier’s or vendor’s lien, encumbrance or charge on the Premises or any part hereof. The existence of any mechanic’s, supplier’s or vendor’s lien, or any right in respect thereof, shall not constitute a violation of this Section 23 if payment is not yet due upon the contract or for the goods or services in respect of which any such lien has arisen or, if Tenant is protesting or challenging such lien in good faith and has, within thirty (30) days after Tenant receives actual notice of such lien, bonded over such lien. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, of any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof; and any such contractor, subcontractor, laborer, materialman or vendor shall look solely to Tenant and Tenant’s interest in the Premises to secure the payment of any bills for any such labor, services, or materials so furnished. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises. If Tenant has not removed any such lien or other encumbrance required to be removed by Tenant pursuant to this Section within thirty (30) days after written notice thereof to Tenant; Landlord may, but shall not be obligated to, pay the amount of such lien or other encumbrance or discharge the same by deposit, and the amount so paid or deposited shall constitute additional Rent and be collectible upon demand with interest at the Default Rate until paid. Landlord hereby consents to the granting of a lien or security interest on Tenant’s Personal Property, including any such Tenant’s Personal Property installed or placed on the Premises by Tenant in connection with any customary credit facility that Tenant has or may have during the Term hereof, and Tenant shall give Landlord written notice of any such lien. [Without limiting the generality of the foregoing, to the extent an applicable third party seeks to enforce its rights to with respect to the encroachment described on Exhibit I (the “Encroachment”), Tenant shall promptly take all reasonable actions to relocate or remedy, as appropriate, such Encroachment and keep Landlord reasonably informed with respect to same. Without diminishing the obligations of Tenant hereunder, if Tenant fails to cause such encroachment to be issued within a reasonable time after the commencement of the applicable enforcement proceedings (unless the obligations to remedy such Encroachment are stayed pending such proceedings), Landlord shall have the right, but not the obligation, to remedy the Encroachment at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for its out- of-pocket costs and expenses incurred in connection with same within ten (10) business days following Landlord’s written demand for such reimbursement. Tenant shall indemnify, defend and hold Landlord and the Landlord Indemnified Parties harmless, without limitation to and in the manner specified in Section 21, from and against any and all Losses (including without limitation all corrective action costs, fines and penalties, and reasonable attorney’s, consultant’s and contractor’s fees) resulting or arising from such encroachment proceedings.]7

24.	Tenant’s Default.

Each of the following events shall be deemed to be an “Event of Default” under this Lease:

(i) failure of Tenant to pay Rent or any other monetary obligation as and when due, provided that Tenant shall have the right to cure any such failure within two (2) business days following written notice from Landlord (provided, however, that Tenant shall only be entitled to such notice and cure period one (1) in any consecutive twelve (12)-month period during the Term); (ii) Tenant abandons the Premises in violation of the provisions of this Lease; (iii) Tenant becomes insolvent, makes an assignment for the benefit of creditors, institutes a proceeding under state or federal bankruptcy or insolvency laws (or successor laws), or is adjudged bankrupt or insolvent in proceedings filed against Tenant; (iv) a writ of attachment or execution is levied on this Lease, or a receiver is appointed with authority to take possession of the Premises, which attachment, execution, or receiver is not released or removed within sixty (60) days of the filing, issuance, or appointment of same; (v) Tenant shall be liquidated or dissolved; (vi) Tenant shall violate Section 23 hereof; (vii) the estate or interest of Tenant in the Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured for payment) within the earlier of ninety (90) days after commencement thereof or sixty (60) days after receipt by Tenant of notice thereof from Landlord or any earlier period provided by Law for obtaining any stay pending appeal or to prevent foreclosure or sale; provided, however, that such notice shall be in lieu of and not in addition to any notice required under Law; (viii) Tenant fails to maintain any insurance required by this Lease and (ix) failure by Tenant to perform any other covenant, agreement or undertaking of the Tenant contained in this Lease if the failure to perform is not cured within thirty (30) days after Tenant’s receipt of Landlord’s written notice thereof; provided, however, if the breach cannot reasonably be cured within thirty (30) days, the same shall not result in an Event of Default if Tenant commences to cure the breach within thirty (30) days of receipt of Landlord’s written notice and diligently and in good faith continues to prosecute the cure of said breach to completion; provided such breach is cured within a reasonable period of time not to exceed two hundred forty

(240) days after Tenant’s receipt of Landlord’s written notice thereof. Notwithstanding anything to the contrary contained herein, an Event of Default shall not be deemed to have occurred until the applicable cure period, if any, shall have expired without the required cure having been effected.

25.	Remedies of Landlord.
(a)From and after the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies as well as any other remedy available at Law or in equity for such Event of Default:

(i) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord; (ii) using lawful means, enter upon and take

7 The bracketed language will only be included for those leases covering properties with identified encroachments.

possession of the Premises without terminating this Lease without being liable for prosecution or claim for damages (except to the extent arising from or caused by the gross negligence or willful misconduct of Landlord) and relet, upon reasonable terms, all or a portion of the Premises (if Landlord elects to enter and relet the Premises, Landlord may at any time thereafter elect to terminate this Lease); (iii) sue periodically to recover damages during the period corresponding to the portion of the Term for which suit is instituted, and if Landlord elects to sue and is successful in such suit, Landlord shall be entitled to recover all costs and expenses of such suit, including reasonable attorneys’ fees, together with interest at the Default Rate until paid; (iv) re-enter the Premises or any portion thereof and attempt to cure any default of Tenant, or make any such payment or perform such act for the account of and at the expense of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as additional Rent for all reasonable costs and expenses which Landlord incurs to cure such default, together with interest at the Default Rate accruing from the date such costs and expenses were incurred until paid, and Tenant agrees that no such entry or action by Landlord shall constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing, and no such entry shall be deemed an eviction of Tenant; (v) to the extent permitted by Law, accelerate and recover from Tenant all Rent and other monetary sums scheduled to become due and owing under this Lease after the date of such breach for the entire Term and any Renewal Term that has been exercised, provided that Landlord shall only be entitled to recover the present value of any such accelerated Rents and other monetary sums; and (vi) enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy. Tenant shall reimburse Landlord for any reasonable out-of-pocket expenses which Landlord actually incurs in exercising its right to comply with the terms of this Lease on behalf of Tenant, together with interest at the Default Rate until paid.

(b)If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional Rent payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all costs and expenses, including court costs and reasonable attorneys’ fees, incurred by Landlord in the enforcement of its rights and remedies hereunder, together with interest at the Default Rate. In addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty the lesser of (i) the sum of (1) the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated for the remainder of the Term or Renewal Term, as applicable, during which such termination occurred, such present value to be computed in each case on the basis of the rate of U.S. Treasury Bills with the closest maturity date correlating with the amount of time left in the Term had this Lease not been terminated, and (2) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent, and interest at the Default Rate or (ii) the greatest amount permitted by Law.

(c)Unless required by applicable Law, Landlord shall have no obligation to mitigate damages upon the occurrence of an Event of Default. However, if Landlord is required by applicable Law to mitigate Tenant’s damages, Landlord’s obligation shall be satisfied in full if Landlord undertakes to lease the Premises (the “Repossessed Premises”) to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for such Repossessed Premises until Landlord obtains full and complete possession of such Repossessed Premises including, without limitation, the final and unappealable legal right to relet such Repossessed Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show such Repossessed Premises, on a priority basis, or offer such Repossessed Premises to a prospective tenant when other premises in the applicable Building or any other building owned by Landlord suitable for that prospective tenant’s use are (or will be) available;

(3) Landlord shall not be obligated to lease such Repossessed Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in Comparable Buildings for such Repossessed Premises, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the applicable Building or for a building belonging to Landlord in the vicinity;

(4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the applicable Building; or (ii) adversely affect the reputation of the applicable Building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate such Repossessed Premises in a manner consistent with Comparable Buildings and to fulfill all of the obligations in connection with the lease thereof as and when the same become due. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default that has not been cured during any applicable cure periods and/or exercise its rights under Section 25(a) and Section 25(b).

(d)Pursuit of any of the above-stated remedies by Landlord after an Event of Default by Tenant shall not preclude pursuit of any other remedy provided in this Lease or at Law or in equity, nor shall pursuit of any remedy constitute forfeiture or waiver of any remedy of Landlord or payment due to Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. The subsequent acceptance of Rent hereunder by Landlord after an Event of Default shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

(e)This Article 25 shall be enforceable to the maximum extent such enforcement is not prohibited by Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

26.	Subordination/Attornment.

(a)Landlord Mortgage. Landlord may mortgage its fee interest in the Premises or any portion thereof, at any time, and from time to time, in accordance with the terms hereof. Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that this Lease shall be subordinate to any Landlord Mortgage and the rights of any Landlord Mortgagee; provided, however, that as a condition precedent to the effectiveness of this subordination provision, Landlord Mortgagee and Tenant shall enter into a subordination, non-disturbance, and attornment agreement (“SNDA”) with Tenant to effectuate the subordination, non-disturbance and attornment rights contemplated by this Section 26(a) in a form reasonably acceptable to Tenant and Landlord Mortgagee. The SNDA shall provide that in the event of a foreclosure under any such Landlord Mortgage, or conveyance or assignment in lieu of foreclosure or by deed in lieu of foreclosure, such Landlord Mortgagee and its successors and assigns shall not disturb the occupancy or other rights of Tenant under the terms of this Lease so long as no Event of Default exists.
(b)For the purposes of this Lease, the following definitions shall apply: “Landlord Mortgage” shall mean any financing obtained by Landlord, as evidenced by any mortgage, deed of trust, assignment of leases and rents, financing statement or other instruments, and secured by the interest of Landlord in the Premises or any portion thereof,

including any extensions, modifications, amendments, replacements, supplements, renewals, refinancings and consolidations thereof.

“Landlord Mortgagee” shall mean the mortgagee or beneficiary (and its successors and assigns) under any Landlord Mortgage.

27.	Estoppel Certificate.
(a)At any time, and from time to time, Tenant shall, promptly and in no event later than fifteen (15) business days after a written request from Landlord, execute, acknowledge and deliver to Landlord a certificate in the form attached hereto as Exhibit D, or such other form as may be supplied by Landlord and reasonably approved by Tenant, certifying (in each case, to the extent the statement is true and correct): (i) that Tenant has accepted the Premises; (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications); (iii) the commencement and expiration dates of the Term, including the terms of any Renewal Options of Tenant; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that Tenant is not in default under this Lease beyond any grace or cure periods, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (viii) that Landlord has no actual involvement in the management or control of decision-making related to the operational aspects or the day- to-day operations of the Premises; and (ix) any other information reasonably requested by Landlord.

(b)At any time, and from time to time, at Tenant’s sole cost and expense, Landlord shall, promptly and in no event later than twenty (20) days after a request from Tenant, execute, acknowledge and deliver to Tenant a certificate in the form attached hereto as Exhibit F.

28.	Hazardous Materials.

Notwithstanding anything contained herein to the contrary:

(a)Tenant covenants and agrees that it shall not cause, conduct, authorize or knowingly allow (i) the presence, generation, transportation, storage, treatment, or usage at the Premises, or any portion thereof, of any Hazardous Material in violation of or as would give rise to liability under any Environmental Laws; (ii) a Release or threat of Release of any Hazardous Material on, under, about or in the Premises; or (iii) any violation of or liability under any Environmental Laws at or with respect to the Premises or activities conducted thereon. For avoidance of doubt, nothing in this

Section 28(a) shall prohibit Tenant from using at the Premises (I) cleaning materials, pesticides, and other common household and office products that may contain Hazardous Materials, and/or (II) Hazardous Materials or other materials in connection with any fuel tanks, generators or the like on the Premises, solely to the extent, with respect to each of the preceding clauses

(I) and (II), that any such use thereof is in compliance with Environmental Laws.

(b)Tenant shall, at its own cost, comply and ensure that the Premises and all operations and activities conducted thereon by Tenant materially comply with all applicable Environmental Laws and the terms of this Lease with respect to Hazardous Materials. Tenant shall, at its own cost, obtain all Permits, if any, required under Environmental Laws for the operations and activities conducted at the Premises.
(c)If warranted based on an environmental report relating to the Premises (or any portion thereof) prepared by a qualified professional, at Landlord’s reasonable request, Tenant shall, at Tenant’s sole cost and expense, establish and implement an operations and maintenance plan (“O&M Plan”) prepared by a qualified environmental consulting firm to ensure continued compliance with Environmental Laws, including the proper management of asbestos-containing building materials (“ACM”) and other Hazardous Materials at the Premises.

(d)Landlord and Landlord’s Representatives, including such environmental consultants as Landlord may designate, shall have the right, following prior notice to Tenant as required under Section 15 and subject to all terms and conditions of said Section 15, to enter the Premises and/or conduct appropriate tests and investigations for the purpose of ascertaining that Tenant complies with all applicable Environmental Laws that relate to the Premises as required under this Lease. In the event of any such investigation, Tenant and Tenant’s Representatives, including such environmental consultants as Tenant may designate, shall have the right to participate in such investigation and obtain split samples to the extent Landlord or Landlord’s Representatives collect samples during the course of the investigation.

(e)If the Release, presence or placement on, in or around the Premises, or the generation, transportation, storage, use, treatment, or disposal at or around the Premises of any Hazardous Material by Tenant, Tenant’s Representatives, or any third party other than Landlord or Landlord’s Representatives prior to or during the Term: (i) gives rise to any liability or obligation (including, but not limited to, any investigatory, remedial, removal, reporting, or other response action) under any Environmental Law,

(ii) causes a material and adverse effect on public health or occupational safety and health, or (iii) pollutes the environment or endangers human health; then, in any such instance described in the foregoing clauses (i)

through (iii), Tenant shall promptly take any and all actions required by applicable Environmental Laws to bring the Premises into compliance therewith and take reasonable steps to mitigate exposure to liability arising from such presence or Release of Hazardous Materials. For the avoidance of doubt, nothing in this Section 28(e) shall prohibit Tenant from asserting a reasonable defense to liability or obligation in the event of any legal or administrative action or claim by a governmental authority or third party.

(f)Tenant shall promptly notify Landlord upon Tenant becoming aware of any of the following in relation to the Premises: (i) any actual or potential violation of Environmental Laws, (ii) any enforcement action, investigation, cleanup, notice of violation, or other regulatory action taken or threatened against either party or otherwise related to the Premises by any governmental authority under Environmental Laws or relating to any Hazardous Materials in connection with the Premises, (iii) any demands or claims made or threatened by any governmental authority or other person against either party hereto or otherwise relating to any actual or alleged violation of or liability under Environmental Laws or relating to any actual or alleged loss or injury resulting from any Hazardous Materials in connection with the Premises, (iv) any Release of Hazardous Materials, unlawful discharge, or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises or any other location that may materially and adversely affect the Premises and is in violation of applicable Environmental Laws, and (v) any matters where Tenant is required by applicable Environmental Laws to give a notice to any governmental authority respecting any Hazardous Materials in, at, on, under or about the Premises, in which case Tenant shall thereafter keep Landlord reasonably apprised with respect to the status and Tenant’s actions to resolve such matters and shall furnish Landlord with copies of all reports, site assessments, material communications with third parties, and such other documents and information as Landlord may reasonably request with respect thereto. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Materials regulated under applicable Environmental Laws and then actually known by Tenant to be used, stored, or maintained in, on or upon the Premises. In such case, Tenant shall, if requested by Landlord and within a reasonable time after said request, provide Landlord with information with respect to the use and approximate quantity of each such material, a copy of any Safety Data Sheet issued by the manufacturer therefor, written information concerning the removal, transportation, and disposal of the same, and such other information as the Landlord may reasonably require or as may be required by Environmental Laws. For avoidance of doubt, nothing in this Section 28(f) shall require Tenant to provide Landlord with a list of, or any information regarding, cleaning materials, pesticides, and other common household and office products that may contain Hazardous Materials, unless and to the extent such materials are the subject of a violation, liability, or claim for which Tenant is required to notify Landlord hereunder.

(g)Tenant shall indemnify, defend and hold the Landlord Indemnified Parties harmless, without limitation to and in the manner specified in Section 21, from and against any and all Losses incurred by Landlord or any of the Landlord Indemnified Parties (including without limitation all reasonable investigation, monitoring, remediation and corrective action costs, fines and penalties, and reasonable attorney’s, consultant’s and contractor’s fees) resulting or arising from (i) the breach by Tenant of its covenants and agreements set forth in this Section 28, (ii) the presence, Release, placement on, in or around the Premises, or the generation, transportation, storage, use, treatment or disposal at or around the Premises of any Hazardous Materials in violation of or giving rise to liability under applicable Environmental Laws before or during the Term by Tenant or any third party other than Landlord or Landlord’s Representatives, (iii) any violation of or obligation under any Environmental Laws before or during the Term by Tenant or any third party other than Landlord or Landlord’s Representatives, and

(iv) claims by governmental authorities or other third parties associated with Hazardous Materials or violations of or obligations under any Environmental Laws by Tenant or any third party other than Landlord or Landlord’s Representatives, or Hazardous Materials present at, on, under or about the Premises before or during the Term, including, without limitation those that were discovered during the Term but were caused prior to the Term by Tenant or any third party other than Landlord or Landlord’s Representatives; provided, however, that the foregoing indemnity shall not apply to any Losses arising from (A) any breach of this Lease by any of the Landlord Indemnified Parties, (B) any failure by any of the Landlord Indemnified Parties to comply with applicable Environmental Laws, (C) the negligence or willful misconduct of any of the Landlord Indemnified Parties, or (D) any presence, Release, placement on, in, or around the Premises, or the generation, transportation, storage, use, treatment, or disposal at or around the Premises, of any Hazardous Materials by any of the Landlord Indemnified Parties in violation of applicable Environmental Laws. The foregoing indemnity obligations shall survive the expiration or earlier termination of this Lease. For avoidance of doubt, nothing in this Section 28(g) shall prohibit Tenant from asserting a reasonable defense to liability or obligation in the event of a legal or administrative action or claim by any governmental authority or third party.

29.	Press Releases.

Except for any announcement intended solely for internal distribution by Landlord or Tenant or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, all media releases or public announcements (including, but not limited to, promotional or marketing material) by Landlord or Tenant or either party’s employees or agents relating to this Lease or its subject matter, or including the name, trade name, trade mark, or symbol of Tenant or an Affiliate of Tenant, or Landlord or an Affiliate of Landlord, shall be coordinated with and approved in writing by the other party prior to the release thereof; provided that nothing herein is intended to require Tenant’s consent to the identification of Tenant or the particulars of this Lease in connection with any marketing of the Premises or any portion thereof for sale by Landlord, subject to the confidentiality provision set forth in Section 46. Notwithstanding the foregoing or any other terms of this Lease (specifically including, without limitation, the confidentiality provision set forth in Section 46), Landlord or Tenant, or any Affiliate of such parties, may, without the prior consent of the other party, issue a press release or other public disclosure relating to this Lease or its subject matter, as the disclosing party may determine is required under the Exchange Act, the Securities Act, the rules and/or regulations of the SEC or any securities exchange, or other Laws.

30.	Holding Over.

Except as set forth below, if Tenant continues to occupy the Premises or any portion thereof after the expiration or other termination of this Lease or the termination of Tenant’s right of possession with respect to the Premises, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease (other than provisions relating to length of the Term) and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover period) equal to (i) one hundred percent (100%) of the additional Rent due under this Lease for the holdover period and (ii) for the first sixty (60) days of the holdover period, the monthly Base Rent will be increased to one hundred twenty-five (125%) percent of the monthly Base Rent payable during the month immediately prior to the holdover period; and thereafter monthly Base Rent will be increased to one hundred fifty (150%) percent of the monthly Base Rent payable during the month immediately prior to the holdover period. Any other sums due under this Lease will be payable in the amount and at the times specified in this Lease. Except as set forth below, no holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Term shall be construed to extend the Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise. In the event that Tenant continues to occupy the Premises or any portion thereof after the expiration or termination of this Lease, such occupancy shall be that of a tenancy at sufferance and Tenant shall be liable to Landlord for all direct and consequential damages which Landlord may suffer by reason of any holding over by Tenant. The provisions of this Section 30 shall survive the expiration of this Lease.

31.	Financial Covenants.
(a)Tenant shall deliver to Landlord, (i) within ninety (90) days after the end of each fiscal year of Guarantor, complete financial statements of Guarantor, audited by a certified public accounting firm, including a balance sheet and income statement, for the then-current fiscal year of Guarantor, and (ii) within forty-five (45) days after the end of each fiscal quarter of Guarantor, complete unaudited financial statements of Guarantor, including a balance sheet and income statement, for the then-current fiscal quarter of Guarantor (collectively, the “Financial Information”). Notwithstanding the foregoing, so long as Guarantor is a publicly-traded company and to the extent any or all of the Financial Information otherwise required to be provided hereunder to Landlord in accordance with this Section 31 is filed with the SEC and is publicly available, Tenant shall not be required to deliver such publicly- available Financial Information to Landlord.

(b)If Landlord or its Affiliate is a publicly-traded company, the Financial Information may be included in Landlord’s required public filings with the SEC on an annual basis in satisfaction of the requirements of SEC Regulation S-X.

32.	Quiet Enjoyment.

So long as Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods, Landlord shall not take any action to disturb in any material respect Tenant’s quiet enjoyment of the Premises (subject, however, to the exceptions, reservations and conditions of this Lease). Tenant hereby waives any right or defense (including, without limitation, any offset, abatement or termination right) it may have at law or in equity relating to Tenant’s quiet enjoyment of the Premises, except for its right to file a suit against Landlord for monetary damages.

33.	Notices.

Any notice, demand, request, or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed properly given

(a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) business days after mailing; (c) if by Federal Express or other nationally recognized overnight courier service, on the next business day after delivered to such courier service for delivery on the next business day; or (d) if by e-mail transmission, on the day of transmission so long as receipt occurs on or before 11:59 p.m. (Pacific Time) on a business day (otherwise, such notice shall be deemed to have been received on the next succeeding business day), to the addresses set forth in Section 2 hereof, or at such other address as the party to be served with notice has furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Attorneys for either party hereto may provide notice on behalf of such party, provided that all other requirements of this Section 33 are satisfied.

34.	Personal Liability.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that (i) there shall be absolutely no personal liability on the part of the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns, to Tenant with respect to any of the terms, covenants and conditions of this Lease, (ii) Tenant waives all claims, demands and causes of action against the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, and (iii) Tenant shall look solely to Landlord’s interest in the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever. No breach by Landlord of any provision of this Lease shall give rise to a right of Tenant to terminate this Lease, it being understood and agreed that Tenant’s sole remedies for any such breach shall be a claim for actual damages (if any). Furthermore, Tenant and Landlord each hereby knowingly, voluntarily and intentionally waives any right it may have to seek punitive, consequential, special and indirect damages from the other party and any of such party’s direct and indirect members, partners, shareholders, officers, directors, employees and agents and its successors or assigns with respect to any matter arising out of or in connection with this Lease or any document contemplated herein or related hereto. The waiver by Tenant and Landlord of any right it may have to seek punitive, consequential, special and indirect damages has been negotiated by the parties hereto and is an essential aspect of their bargain. Notwithstanding anything to the contrary provided in this Lease, except for the liability of Guarantor under the Guaranty (which shall in no way extend to Guarantor’s members, partners, shareholders, officers, directors, employees, and/or agents), it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Tenant, that (i) there shall be absolutely no personal liability on the part of the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Tenant and its successors or assigns, to Landlord with respect to any of the terms, covenants and conditions of this Lease, (ii) Landlord waives all claims, demands and causes of action against the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Tenant and its successors or assigns in the event of any breach by Tenant of any of the terms, covenants and conditions of this Lease to be performed by Tenant.

35.	Entire Agreement.

This Lease represents the entire agreement and understanding between Landlord and Tenant with respect to the subject matter herein, and there are no representations, understandings, stipulations, agreements or promises not incorporated in writing herein.

36.	Amendments.

No amendments or modifications of this Lease shall be effective unless such amendment or modification is in writing and executed and delivered by and between Tenant and Landlord; and neither shall any custom, practice or course of dealing between the parties be construed to waive the right to require specific performance by the other party in compliance with this Lease.

37.	Legal Interpretation.

Each of Landlord and Tenant hereby agree that the State of California has a substantial relationship to the parties and to the underlying transaction embodied hereby; and in all respects (including, without limiting the foregoing, matters of construction, validity and performance), this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and performed therein and all applicable law of the United States of America. To the fullest extent permitted by law, Tenant and Landlord hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease. Words of any gender shall be construed to include any other gender, and words in the singular number shall be construed to include the plural, unless the context otherwise requires. The headings of the sections have been inserted for convenience only and are not to be considered in any way in the construction or interpretation of this Lease. Except as otherwise herein expressly provided, the terms of this Lease shall apply to, inure to the benefit of, and be binding upon, the parties and their respective assigns, successors and legal representatives. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal court in the State of California or state court sitting in the district or county, respectively, in which the Premises are located; and Landlord and Tenant each waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such federal district or county and state, and Landlord and Tenant each hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. In this Lease, the words “include”, “includes” or “including” mean “include without limitation”, “includes without limitation” and “including without limitation”, respectively, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. As used herein, a “business day” shall mean each day of the week other than a Saturday, Sunday, or federal of State of California holiday.

38.	Option to Renew
(a)Tenant shall have the right, at its election made in its sole discretion, to extend the Term (the “Renewal Option”) for the additional periods set forth in Section 1(e) (each, a “Renewal Term”), provided that each of the following occurs:
(i)Landlord receives irrevocable written notice of exercise of the Renewal Option (the “Renewal Notice”), not less than nine (9) full months but not greater than eighteen (18) full months prior to the expiration of the then-existing Term; and
(ii)There is no uncured Event of Default at the time Tenant delivers its Renewal Notice.
(b)The Renewal Term shall be upon the same terms and conditions as in this Lease except Base Rent for the first year of the applicable Renewal Term shall be equal to 102.25% of the Base Rent for the immediately preceding lease year, with Base Rent to increase each year thereafter by 2.25%.
(c)If Tenant is entitled to and properly exercises its Renewal Option, Landlord and Tenant shall execute an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, the Term, the Expiration Date and other appropriate terms; provided that an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed. During any validly exercised Renewal Term, references to the Term in this Lease shall mean and refer to the Term as extended by the Renewal Term.

39.	Authority to Enter into Lease.

Each of Tenant and Landlord represents and warrants (a) that the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, as the case may be, and (b) that this Lease is binding on the corporation, limited liability company or partnership, as the case may be, in accordance with its terms.

40.	Parties Bound.

The preparation and submission of a draft of this Lease by either party to the other party shall not constitute an offer, nor shall either party be bound to any terms of this Lease or the entirety of this Lease, until both parties have fully executed a final document. Until such time as described in the previous sentence, either party is free to terminate negotiations without penalty or any further obligation to the other party.

41.	Counterparts; Electronic Signatures.

This Lease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile, PDF, digital, or other electronically transmitted signature (such as via .pdf, .jpeg, .TIF, .TIFF, or similar electronic format) on this Lease, any amendment hereof, or any notice given hereunder shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Lease (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Lease (or any amendment hereto), it being expressly agreed that each party to this Lease shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Lease.

42.	Severability.

If any term or other provision of this Lease is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Lease will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Lease so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

43.	Waiver of Jury Trial; Consequential Damages.

LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS AND/OR ASSIGNS WITH RESPECT TO

ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

44.Memorandum of Lease. This Lease need not be recorded, either independently or as an exhibit, schedule, annex, or addendum to any other document. However, at Tenant’s or Landlord’s election, a Memorandum of Lease in the form annexed hereto as Exhibit E shall be executed, acknowledged and delivered by both parties for recording in the county in which the Premises is located. Tenant shall execute, acknowledge and deliver to Landlord a release of the Memorandum of Lease in recordable form within ten (10) business days following the expiration or earlier termination of this Lease in accordance with its terms. If Tenant fails to so execute, acknowledge and deliver the release within such ten (10)-business day period; Landlord shall, after giving five (5) business days’ written notice to Tenant of Tenant’s failure to perform and provided that Tenant does not thereafter perform as required herein within said five (5) business-day period, be deemed to be Tenant’s attorney-in-fact for the sole purpose of executing and recording the release on behalf of Tenant. The party electing to record the Memorandum of Lease shall pay any and all recording and other costs, fees and taxes in connection with the execution and recordation of the Memorandum of Lease.

45.Brokers. Landlord and Tenant each warrant to the other party that it has had no dealings with any broker or agent in connection with this Lease. Upon the closing of Landlord’s purchase of the Property pursuant to the Purchase Agreement, Landlord shall pay Stifel a consulting fee pursuant to a separate written agreement between Landlord and Stifel. Tenant covenants and agrees to pay, hold harmless and indemnify Landlord and Landlord Mortgagee for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease, based on Tenant’s actions. Landlord covenants and agrees to pay, hold harmless and indemnify Tenant for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease, based on Landlord’s actions.

46.	Confidentiality; Public Offering Information.

(a)The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party shall, and such party shall direct its representatives acting on its behalf not to, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with any obligations under this Lease or as otherwise permitted under the provisions of this Lease. Notwithstanding anything to the contrary contained herein, Landlord and Tenant shall each be permitted to share Confidential Information with their respective advisors, consultants, accountants, counsel, employees, agents, investors, potential investors, lenders and potential lenders, so long as Landlord or Tenant, as applicable, informs such parties of the confidential nature of such

Confidential Information and such parties agree to be bound by the confidentiality provisions hereof. Further, in connection with any securitization, syndication or participation of any Landlord Mortgage, Landlord Mortgagee may disclose such Confidential Information as is customary in connection with such securitization, syndication or participation so long as (x) such Confidential Information is identified as being confidential, (y) the recipients of such Confidential Information are informed of the confidential nature of such Confidential Information, and

(z) Landlord shall be responsible for any disclosure of such Confidential Information by those persons or entities to whom the Landlord Mortgagee disclosed such Confidential Information. Landlord and Tenant shall each be responsible for any disclosure of Confidential Information by their respective advisors, consultants, accountants, counsel, employees, agents, investors, potential investors, lenders, and potential lenders. Notwithstanding any contrary terms contained herein, in the event that a party or any of its representatives is requested or becomes legally compelled (pursuant to any legal, governmental, judicial, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 46(a). In the event that such protective order or other remedy is not obtained prior to the time required for disclosure pursuant to the foregoing sentence or the party to whom such Confidential Information belongs waives compliance with this Section 46(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of its legal counsel, is legally required and, to the extent reasonably practicable without being required to take affirmative action in court or any other proceeding, will use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs (at the sole cost and expense of the party to whom such Confidential Information belongs) to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b)Notwithstanding anything to the contrary in Section 46(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Premises (1) which is approved by Tenant in writing in its sole discretion, (2) which is publicly available, or (3) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord (provided that such information, memoranda, publications, materials, documents, presentations, or other items relate to the Premises) and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord; provided that, with respect to matters permitted to be disclosed solely under this clause (3), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 46(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord (or any direct or indirect parent entity of Landlord) pursuant to this Lease for publication in the Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith); provided, further, Landlord, has the right to disclose its operational results with respect to the Premises, if consistent with its historical practices and SEC disclosure requirements, prior to Tenant’s parent’s, Tenant’s or its Affiliate’s public disclosure thereof. Tenant agrees to provide at no material additional cost to Tenant such other reasonable information requested by Landlord that is in Tenant’s possession or control or otherwise readily available to Tenant with respect to Tenant and its Premises to facilitate a public or private debt or equity offering or syndication by Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s SEC disclosure requirements or the SEC disclosure requirements of any direct or indirect parent entity of Landlord. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) business days) after receipt of such information to notify Landlord of any corrections.

47.Landlord Reimbursement. Notwithstanding anything to the contrary contained herein, for purposes of this Lease, “at no cost or expense to Landlord”, “at Tenant’s sole cost and expense” or similar phrases shall require Tenant to reimburse Landlord for all of Landlord’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and/or other consultants’ fees) actually incurred in connection with any applicable action taken by or consent requested from Landlord, subject to any limits expressly set forth in this Lease.
48.REIT Protection. The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d)

of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(a)Anything contained in this Lease to the contrary notwithstanding, Tenant shall not, without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto;

(ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Premises so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Premises to any person or entity (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of BOREC) in which Landlord or BOREC owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Premises in any other manner, in each case of clauses (i) through (iv), which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 48(a) shall likewise apply to any further subleasing by any subtenant.

(b)Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be made in connection with a transfer of Landlord’s interest in the Property and shall be subject to all of the rights of Tenant hereunder.

(c)Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of BOREC’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or

(iii) materially diminish Tenant’s rights under this Lease or (iv) result in the imposition of any additional material obligation upon Tenant under any Laws.

(d)Tenant acknowledges that Landlord’s direct or indirect parent intends to qualify as a “real estate investment trust” (within the meaning of Section 856(a) of the Code). Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Premises, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code.

49.Guaranty. Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord a fully executed copy of the Unconditional Guaranty of Payment and Performance attached hereto as Exhibit H (the “Guaranty”) executed by the Guarantor named in Section 2 hereof.

50.Customer Records. Landlord is not being given, nor is Landlord expected to have access to, any records or information about Tenant’s customers that is subject to the Gramm-Leach-Bliley Act or any other applicable federal or state Law protecting the privacy of banking customers (“Customer Records”), and it is Tenant’s sole obligation to comply with any such Laws and to protect the confidentiality of its records and information relating to its customers. In the event Landlord takes possession of any Customer Records due to an Event of Default, whether such Customer Records are in paper, electronic, or other format, Landlord’s sole obligation with respect to such records or information is to use commercially reasonable efforts to secure such Customer Records and to promptly notify Tenant, at the Tenant Notice Address, of the location of such Customer Records. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to take possession of such Customer Records. In no event shall the Customer Records become the property of Landlord; and, until such time as Landlord is able to return the Customer Records to Tenant, Landlord shall continue to securely store and maintain the Customer Records, at Tenant’s sole cost and expense; provided, in no event shall Landlord access, read or use the Customer

Records for any purpose. The obligations contained in this Section 50 shall survive the expiration or sooner termination of this Lease.

51.Landlord’s Default. Landlord shall be in default under this Lease if Landlord has breached or failed to perform any covenant, agreement or undertaking of Landlord under this Lease and has not commenced to cure such breach or failure within thirty (30) days of receipt of written notice thereof from Tenant and diligently and in good faith continued to cure the breach or failure until completion. If the breach or failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default if Landlord commences to cure the breach or failure within the thirty (30) day period and diligently and in good faith continues to prosecute the cure of said breach or failure to completion, provided such breach or failure is cured within one hundred and eighty (180) days after Landlord’s receipt of written notice thereof, subject to extension for reasons due to Force Majeure. Upon the occurrence of any default by Landlord, Tenant’s sole and exclusive remedy shall be a suit for monetary damages against Landlord. In no event shall Tenant have the right to terminate this Lease or offset or abate any sums due to Landlord hereunder as a result of a default by Landlord. No waiver by Tenant of a violation or breach of any of the terms, provisions and covenants herein contained by Landlord shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained herein.

52.Landlord Lien. Landlord hereby waives, releases and relinquishes any and all claims, rights, interests, liens upon, and rights of distraint, levy, attachment or recourse (whether arising by virtue of statute, common law or otherwise) against any of Tenant’s Personal Property. The foregoing waiver, release and relinquishment is self-operative and does not require any further instrument or document. Notwithstanding the foregoing, Landlord hereby agrees to furnish, upon written request and at Tenant’s cost and expense, waivers of Landlord’s rights and liens as described herein and shall exempt the same from distraint, levy, attachment or recourse using Landlord’s standard form reasonably acceptable to Tenant and Landlord. For the avoidance of doubt, no property of Tenant’s customers will be subject to a lien, distraint, levy, attachment, or recourse from Landlord.
53.Locks And Security System. Tenant shall be permitted to install, or use in substitution, combination, cipher, or proximity locks or any other locking mechanism on interior and/or exterior doors at the Premises. Tenant shall also be permitted to install security systems at the Premises, including, but not limited to, pass-card door lock systems, camera surveillance systems, and other security systems, subject to compliance with Law. Tenant shall be responsible for the cost of any installation, maintenance, or removal of any such security and/or surveillance systems; and all such systems, equipment, and devices shall be part of Tenant’s Personal Property and subject to removal by Tenant in accordance with the terms of Section 14.
54.Communications Equipment. Tenant shall have the right to operate and maintain existing Communications Equipment on or at the Premises and to install, operate, and maintain, at Tenant’s sole cost and expense, additional Communications Equipment thereon or thereat, from time to time throughout the Term. Notwithstanding the foregoing, any such installations shall comply with Laws. There will be no additional charge to Tenant for any Communications Equipment located at or on the Premises as of the Commencement Date, and Landlord hereby approves of any such Communications Equipment and acknowledges that such Communications Equipment constitutes part of Tenant’s Personal Property. Except to the extent required under Section 14, Tenant shall not be required to obtain Landlord’s consent or approval with respect to any installation of Communications Equipment on or at the Premises. Tenant agrees to repair any damage arising out of the installation, operation, or removal of such Communications Equipment, and Tenant shall be solely liable for any loss of any warranty that may arise as a result of such installation, operation, or removal. Subject to the provisions of this Section 53, Tenant shall also have the right to use the roof riser space of any Building for the purposes set forth herein.

55.Force Majeure. Neither Landlord nor Tenant shall be deemed to be in default of this Lease if such default is due to epidemics, pandemics (other than delays from COVID-19 that are reasonably foreseeable and avoidable), strikes, lock-outs, inability to procure materials, power failure, acts of God, earthquakes, floods, storms, wind, radiation, unanticipated and/or unavoidable governmental restrictions affecting the Premises that are not the result of any act or inaction on the part of the party responsible for performing an obligation hereunder, enemy action, civil commotion, fire, unavoidable casualty or condemnation (provided, however, that such party substantially complies with Law and cooperates with the requirements of such governmental authority regarding approvals, permitting, registration, licensing, or similar legal requirements for the conduct of such party’s business or the construction on or operation of all or any portion of the Premises) (“Force Majeure”), which period shall not exceed more than ninety (90) days in the aggregate; provided, that this provision shall not apply to failures by a party to comply with its respective monetary obligations, which shall include any obligation that can be satisfied by the payment of a liquidated sum.

56.Signage. Landlord hereby approves all signage of Tenant currently existing at the Premises. To the extent not already present, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain signage on the fascia of any Building and on the entry to the Premises; provided, however, that all such installations shall be in compliance with Law. Upon expiration or termination of this Lease, Tenant shall remove any signage then existing on the Premises, and Tenant shall be solely responsible for the repair of any damage caused by such removal. Tenant shall additionally have the right to signage on any monument or pylon sign located on or otherwise relating to the Premises. Tenant agrees to maintain, repair, and replace each and every sign in as good a condition as it existed on the Commencement Date, reasonable wear and tear excepted, and to repair any damage caused by the installation, maintenance, or removal of any such sign. Notwithstanding the foregoing or any other terms and conditions of this Lease, Tenant shall not be required to repair any holes in the Building or walls used for supplying electricity to the signage. To the extent of any conflict between the terms of this Section 55 and Section 14 of this Lease, the terms of this Section 55 shall govern and control.

57.	Local Law Provisions.
(a)TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER REGULATIONS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

[Signatures on following page]

IT WITNESS WHEREOF, the undersigned have executed this Lease Agreement effective as of the date first written above.

LANDLORD:

BOTS OWNER LLC,

a Delaware limited liability company

By:  Name: Michael Reiter

Title: Authorized Representative

TENANT:

BANK OF THE SIERRA,

a California corporation

By:  Name:   Title:

EXHIBITS TO FORM OF LEASE AGREEMENT

Exhibit A - Base Rent Schedule *

Exhibit B - Legal Description *

Exhibit C - General Requirements and Conditions

Exhibit D - Form Estoppel Certificate *

Exhibit E - Form of Memorandum of Lease *

Exhibit F - Form of Landlord Estoppel

Exhibit G - Required Repairs *

Exhibit H - Form of Guaranty *

Exhibit I - Description of Encroachment [if applicable] *

Exhibit A - Base Rent Schedule *

*Omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

EXHIBIT C TO

LEASE AGREEMENT

GENERAL REQUIREMENTS AND CONDITIONS

All provisions of this Exhibit are expressly subject to the provisions in the Lease above governing any work performed by Tenant (or an Affiliate of Tenant, as the case may be) on its own behalf. The additional terms and provisions of this Exhibit “C” shall only apply to Alterations that require the consent of Landlord or any casualty or condemnation restoration (“Tenant’s Work”). In the event of any conflict between the Lease and this Exhibit, the Lease shall control.

Tenant’s Work will be performed by Tenant in substantial accordance with the final Plans for said work that have been approved by Landlord (where such approval is required in the Lease). Tenant or Tenant’s Contractor(s), if applicable, shall secure and pay for all necessary permits, inspections, certificates, legal approvals, certificates of occupancy and/or fees required by Law and/or utility companies with respect to Tenant’s Work.

A.	General Requirements
1.	All Tenant’s Work shall be completed in a good and workmanlike manner and in accordance with any applicable Plans, as approved by Landlord if required under the Lease, the terms of any applicable Construction Contract, and Tenant’s proposed budget applicable to such Tenant’s Work (subject to customary adjustments as may be necessary over the course of completion thereof).

2.	Tenant and Tenant’s Contractor, if applicable, shall provide all insurance required by Landlord as set forth in this Lease, or as is otherwise maintained in the ordinary course by prudent and reputable contractors and/or property owners, prior to the start of any construction work within the Premises. Landlord and Landlord Mortgagee shall each be named as an additional insured in all such insurance.

3.	Tenant shall, at all times, keep or cause to be kept the Premises and the surrounding area free from accumulations of waste materials and/or rubbish caused by it or its contractors’ employees or workers. Tenant and/or its contractors shall provide dumpsters and maintenance of said dumpsters during the construction period in a secure, neat and orderly condition and shall remove and empty the same on a regular basis to avoid unsightly, obstructive or hazardous accumulations or conditions.

B.	Construction Procedures
1.	When submitting construction Plans (preliminary, completed or final) to Landlord, Tenant or Tenant’s appointed representative shall issue Tenant’s Plans and supporting documents electronically via emails to Landlord’s construction coordinator (at such e-mail address as Landlord shall provide to Tenant), to the extent readily available on electronic media and reasonably capable of being transmitted via e-mail. If said Plans are not readily available on electronic media or not reasonably capable of being transmitted via e-mail, Tenant shall provide a paper copy of such Plans to Landlord at the Landlord Notice Address or otherwise provide a copy of such Plans to Landlord in such format and by such means as Landlord shall reasonably accept (as confirmed by Landlord via e-mail or other writing).

2.	Once the applicable Plans are approved by Landlord, if required under the Lease, with the exception of (A) changes required by governmental authorities having jurisdiction over the Premises or (B) interior changes requested by Tenant, and in each case which would not lessen the value of the Premises; Tenant shall not amend, modify or supplement the applicable Construction Contract in any respect, except pursuant to change orders approved by Landlord, and shall not attempt to terminate, whether by legal proceedings or otherwise, the applicable Construction Contract without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

3.	Not later than ninety (90) days after the final completion of the applicable Tenant’s Work, Tenant shall deliver or cause to be delivered to Landlord (with a copy to Landlord’s consultant) each of the following (1) a certificate addressed to Landlord, signed by Tenant and the applicable Architect or Contractor, stating that the Tenant’s Work (and any equipment therein), including all “punch list” items, have been completed and installed in accordance with the applicable Plans therefor; (2) a complete release of liens for the Premises signed by the Contractor and all subcontractors of the Tenant’s Work (provided that if a release is not obtainable, Tenant shall, in lieu of such release, cause such lien to be removed of record by bond or otherwise so that such lienor has no recourse for recovery from or collection out of the Premises); (3) evidence of receipt of a certificate of occupancy, if available and as applicable, or comparable instruments, by all governmental authorities whose approval is required of the applicable completed Tenant’s Work for the occupancy thereof and the intended uses thereof; (4) if applicable, a binder containing, or other compilation of, all warranties and indemnities from the applicable Contractor or manufacturer for the applicable Tenant’s Work and/or any major equipment therein (excepting therefrom any of Tenant’s Personal Property) each of which shall be in customary form for the jurisdiction in which the Premises is situated; (5) final as-built Plans and, in the event that the Tenant’s Work has modified the footprint of the Building, an as-built ALTA-ACSM Land Title Survey for the Premises indicating the applicable Tenant’s Work thereon, together with a surveyor’s certification in a customary form as reasonably satisfactory to Landlord and (6) evidence reasonably satisfactory to Landlord that there are no mechanics’ liens affecting the Property (which evidence may be a title commitment dated no earlier than the date that is thirty (30) days after Final Completion and which title commitment shall not disclose any mechanics’ liens affecting the Property), except that with respect to any bona fide dispute with the applicable Contractor or any such subcontractor that has resulted in a lien, Tenant shall, if a release is not obtainable, in lieu of such release cause such lien to be removed of record by bond or otherwise so that such lienor has no recourse for recovery from or collection out of the Premises.

4.	Tenant hereby agrees to indemnify, save harmless, pay, protect and defend Landlord from and against any and all Losses of any nature whatsoever under this Lease or Landlord’s ownership of the Premises arising from or in connection with

(a) any Construction Contract, if any, and any and all construction contracts or architect’s agreement or resulting from the failure of Tenant to discharge Tenant’s obligations thereunder or resulting from the failure of Tenant to perform its obligations under this Lease with respect to any instance of Tenant’s Work, and (b) construction and completion of Tenant’s Work, whether by reason of any act or omission of Tenant, the Contractor, Architect or by any other contractor, subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

5.	Tenant’s Work shall comply in all respects with Law.